UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

☒	Definitive Proxy Statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

ROCK-TENN COMPANY

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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December 16, 2011

To our Shareholders:

It is our pleasure to invite you to attend our annual meeting of shareholders, which is to be held on January 27, 2012, at the Grand Hyatt Atlanta at 3300 Peachtree Road, N.E., Atlanta, Georgia 30305. The meeting will begin at 9:00 a.m., local time.

The following Notice of 2012 Annual Meeting of Shareholders outlines the business to be conducted at the meeting.

Again this year, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the annual meeting. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

James A. Rubright
Chairman and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on January 27, 2012

TIME:	9:00 a.m., local time, on Friday, January 27, 2012.

PLACE:	Grand Hyatt Atlanta

3300 Peachtree Road, N.E.

Atlanta, Georgia 30305

ITEMS OF BUSINESS:	(1)	To elect six directors.

(2)	To adopt and approve an amendment and restatement of the Rock-Tenn Company 2004 Incentive Stock Plan to increase by 3,300,000 the number of shares of our Class A Common Stock available for equity awards under the plan, to increase the term of the plan for ten additional years and to provide that a change in control under the plan will not in the case of certain transactions be deemed to have occurred until the applicable transaction has been consummated rather than merely approved by the shareholders.

(3)	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company.

(4)	To hold an advisory vote on executive compensation.

(5)	To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.

WHO MAY VOTE:	You can vote if you were a holder of Class A Common Stock of record on December 1, 2011.

DATE THESE PROXY

MATERIALS WERE FIRST

MADE AVAILABLE ON

THE INTERNET:	December 16, 2011

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

ROCK-TENN COMPANY

504 Thrasher Street

Norcross, Georgia 30071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 27, 2012

PROXY SOLICITATION AND VOTING INFORMATION

Why am I receiving these materials?

Our board of directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on January 27, 2012 (which we refer to as the “annual meeting”). We made these materials available to shareholders beginning on December 16, 2011. Our shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	our proxy statement; and

•	our 2011 annual report to shareholders, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the annual meeting.

What am I voting on?

You will be voting on each of the following:

•	The election of six directors.

•

To adopt and approve an amendment and restatement of the Rock-Tenn Company 2004 Incentive Stock Plan (which we refer to as the “2004 Incentive Stock Plan”) to increase by 3,300,000 the number of shares of our Class A Common Stock (as this term is defined below) available for equity awards under the plan, to increase the term of the plan for ten additional years and to provide that a change in control under the Rock-Tenn Company 2004 Incentive Stock Plan will not in the case of certain transactions be deemed to have occurred until the applicable transaction has been consummated rather than merely approved by the shareholders. We refer to the proposed amendment and restatement of the 2004 Incentive Stock Plan as the “Amended 2004 Incentive Stock Plan.”

•

The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm. We refer to the appointment of Ernst & Young LLP as our independent registered public accounting firm as the “E&Y Appointment.”

•	An advisory vote on executive compensation.

•	The transaction of any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

As of the date of this proxy statement, the board of directors knows of no other matters that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenters’ rights.

Why did I receive a one-page notice in the mail or e-mail notification regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), we provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice”) to our shareholders of record and beneficial owners. We are sending the Notice by e-mail to our shareholders who previously chose to receive notices by this method. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice, free of charge, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the annual meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can vote?

You may vote if you owned our Class A Common Stock as of the close of business on December 1, 2011, the record date for the annual meeting. As of December 1, 2011, there were 70,517,135 shares of our Class A Common Stock outstanding.

What if my certificates represent Class B Common Stock?

Each share of our Class B Common Stock was automatically converted into one share of Class A Common Stock on June 30, 2002. Each certificate that represented shares of Class B Common Stock represents the same number of shares of Class A Common Stock into which the Class B Common Stock was converted. We refer to our Class A Common Stock (including certificates that represented shares of Class B Common Stock) as the “Common Stock.”

How do I vote?

You have four voting options. You may vote using one of the following methods:

•	Over the Internet. If you have access to the Internet, we encourage you to vote in this manner.

•	By telephone.

•	For those shareholders who request to receive a paper proxy card in the mail, by completing, signing and returning the proxy.

•	By attending the annual meeting and voting in person.

The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by the telephone. For those shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card. Please follow the directions on your proxy card carefully.

Can I vote at the annual meeting?

You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one Notice?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, 250 Royall Street, Canton, MA 02021 and may be reached at 1-800-568-3476.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 1:00 a.m., E.T., on January 27, 2012.

•	Giving written notice to the Corporate Secretary of our company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

How many votes am I entitled to?

You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the votes of the Common Stock outstanding as of December 1, 2011 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy by mail (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

How many votes are needed to elect directors?

The six nominees receiving the highest number of “yes” votes will be elected directors. This number is called a plurality.

How many votes are needed to adopt and approve the Amended 2004 Incentive Stock Plan?

To approve and adopt the Amended 2004 Incentive Stock Plan, the “yes” votes cast at the annual meeting must exceed the “no” votes cast at the annual meeting, provided that the total vote cast on the proposal represents over 50% of the total number of shares entitled to vote on the proposal. If you do not vote in person or vote via the Internet or by telephone, or sign and return a proxy, your shares will not be counted as “yes” votes or “no” votes at the annual meeting.

How many votes are needed to ratify the E&Y Appointment and approve the advisory vote on executive compensation?

To ratify the E&Y Appointment and to approve the non-binding resolution regarding the approval of executive compensation, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter.

How many votes are needed for other matters?

To approve any other matter that properly comes before the annual meeting, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter. The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which includes the ratification of the appointment of our independent registered public accounting firm. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “yes” votes or “no” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes and will count as a “for” vote for the E&Y Appointment but will not count as a “yes” vote or a “no” vote on the Amended 2004 Incentive Stock Plan or the election of the director nominees named in this proxy statement and will not be counted as an advisory vote on executive compensation. These are referred to as broker non-votes.

ELECTION OF DIRECTORS

ITEM 1

Board of Directors

Our board of directors currently has 13 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Our board is authorized to increase the size of the board and is authorized to fill the vacancies created by the increase. Any directors elected by the board in this manner will stand for re-election at the next annual meeting of the shareholders after his or her election even if that class of directors is not subject to election that year.

On July 28, 2011, our board increased the number of directors serving on the board from 10 to 13 in connection with our acquisition of Smurfit-Stone Container Corporation (which we refer to as “Smurfit-Stone”). At that time our board of directors elected Timothy J. Bernlohr, Terrell K. Crews and Ralph F. Hake, who were each former directors of Smurfit-Stone, to fill these newly created board seats. Our shareholders will vote at the annual meeting on January 27, 2012 whether to elect Mr. Bernlohr to serve as a director in the class with a term expiring at the annual meeting in 2015, whether to elect Mr. Crews to serve as a director in the class with a term expiring at the annual meeting in 2014 and whether to elect Mr. Hake to serve as a director in the class with a term expiring at the annual meeting in 2013. Three other nominees for director will be elected at the annual meeting to serve until the annual meeting in 2015.

We do not believe that any of our nominees for director will be unwilling or unable to serve as director at the time of his or her election. However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

•	To reduce the number of directors for the ensuing year.

In no event, however, can a proxy be voted to elect more than six directors.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR Timothy J. Bernlohr, James A. Rubright, Bettina M. Whyte and James E. Young to hold office until the annual meeting of shareholders in 2015, FOR Terrell K. Crews to hold office until the annual meeting of shareholders in 2014, and FOR Ralph F. Hake to hold office until the annual meeting of shareholders in 2013, or until each of their successors is qualified and elected. Proxies (other than by brokerage firms) returned without instructions will be voted FOR the election of the six nominees.

Nominee for Election — Term Expiring 2013

Name	Age	Director Since	Positions Held
Ralph F. Hake	62	2011	Mr. Hake was a director of Smurfit-Stone, from June 2010 until it was acquired by us in May 2011. Mr. Hake served as chairman and chief executive officer of Maytag Corporation, an appliance manufacturer, from 2001 until his retirement in 2006. He served as executive vice president and chief financial officer of Fluor Corporation, an engineering and construction company, from 1999 until 2001. From 1987 to 1999, he served in various executive positions at Whirlpool Corporation, a home appliance manufacturer. Mr. Hake has served as a director of ITT Corporation, a designer and manufacturer of engineered products, since 2001, and Owens Corning, a manufacturer of composite and building material, since 2006. Mr. Hake’s experience as a chief executive officer and director of large publicly-traded manufacturing companies, including Smurfit-Stone, provides him with valuable knowledge of industry and commerce in general that benefits our company and its board of directors.

Nominee for Election — Term Expiring 2014

Name	Age	Director Since	Positions Held
Terrell K. Crews	56	2011	Mr. Crews served as a director of Smurfit-Stone, from June 2010 until it was acquired by us in May 2011. He served as executive vice president, chief financial officer and chief executive officer of the vegetable business of Monsanto Company, an agricultural products company, from 2007 until his retirement in 2009. Prior to that he served as executive vice president and chief financial officer of Monsanto, beginning in 2000. Mr. Crews has served as a director of Hormel Foods Corporation, a producer of meat and other food products, since October 2007. He has served as a director of Archer Daniels Midland Company, an agricultural commodities and products company, since May 2011. Mr. Crews’s experience as a chief financial officer and director of large publicly-traded companies, including Smurfit-Stone, gives him broad knowledge of business in general and in depth experience in complex financial matters that benefit our company and its board of directors.

Nominees for Election — Term Expiring 2015

Name	Age	Director Since	Positions Held
Timothy J. Bernlohr	52	2011	Mr. Bernlohr served as a director of Smurfit-Stone from June 2010 until it was acquired by us in May 2011. Mr. Bernlohr is the managing member of TJB Management Consulting, LLC, a consultant to businesses in transformation such as restructurings, interim executive management, and provider of strategic planning services, which he founded in 2005. He served as president and chief executive officer of RBX Industries, Inc., which was a manufacturer and marketer of rubber and plastics materials, from 2003 to 2005, and served in various senior executive capacities at RBX, including President and COO, from 1997 until 2002. Prior to joining RBX, Mr. Bernlohr spent 16 years in the international and industry products divisions of Armstrong World Industries, Inc. where he served in a variety of management positions. Mr. Bernlohr has served as lead independent director of Chemtura Corporation, a specialty chemicals company, since 2010, as a director of Atlas Air Worldwide Holdings, Inc., an air cargo and aircraft services company, since 2006, and as a director of Aventine Renewable Energy Holdings, Inc., a producer of fuel-grade Ethanol, since 2010. Mr. Bernlohr’s experience as a strategic consultant and chief executive officer of an international manufacturing company and as a director of Smurfit-Stone and other publicly-traded companies provides him with broad knowledge of corporate strategy and business in general that benefits our company and its board of directors.

James A. Rubright	64	1999	Mr. Rubright has served as our chief executive officer since October 1999 and chairman of the board since January 2000. Mr. Rubright has served as a director of AGL Resources Inc., an energy company, for more than five years. Since 2007, he has served as a director of Forestar Group Inc., a company engaged in real estate and mineral and fiber resources businesses. From October 2004 to January 2008, Mr. Rubright served as a director of Oxford Industries, Inc., a manufacturer and seller of branded and private label apparel, and, from November 2000 to July 2008, as a director of Avondale Incorporated, a former textile manufacturer. Mr. Rubright was chosen to serve as our chairman of the board because of his role as our chief executive officer and because we believe that having him serve in both roles strengthens the governance structure of our company and promotes a unified focus for management to execute our strategy and business plans.

Name	Age	Director Since	Positions Held

Bettina M. Whyte	62	2007	Ms. Whyte is a managing director and senior advisor at Alvarez and Marsal, a world-wide business consulting firm. Ms. Whyte served as Managing Director and Head of the Special Situations Group of MBIA Insurance Corporation, a provider of credit enhancement services and a provider of fixed-income asset management services, from March 2006 until October 2007, and Managing Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006. Ms. Whyte has also been a director of AGL Resources Inc., an energy company, since October 2004, Amerisure Insurance, a mutual insurance company, since 2002, and Annie’s Homegrown Inc., a privately-owned specialty food manufacturer, since June 2011. Ms. Whyte’s experience in the financial and operational restructuring of complex businesses, having served as interim chief executive officer, chief operating officer and chief restructuring officer of numerous troubled public and private companies, gives her broad experience with operational and financial issues and insight in leading organizations that benefit our company and its board of directors.

James E. Young	62	2003	Mr. Young has served as president and chief executive officer of Citizens Trust Bank, a commercial bank, since 1998. He has served as a member of the board of directors of Citizens Trust Bank and Citizens Bancshares Corporation, a bank holding company, for more than five years. Mr. Young’s experience as chief executive officer of Citizens Trust Bank and his successful career in the banking industry give him in-depth knowledge of banking and finance and provide him with broad leadership skills that benefit our company and its board of directors.

Incumbent Directors — Term Expiring 2014 (Not up for election at this shareholders’ meeting)

Name	Age	Director Since	Positions Held
J. Powell Brown	44	2010	Mr. Brown has served as chief executive officer of Brown & Brown, Inc., an insurance services company, since July 2009. He has served as president of Brown & Brown, since January 2007, and was appointed to be a director of Brown & Brown in October 2007. Prior to that time, he had served as a regional executive vice president of Brown & Brown, since 2002. From January 2006 until April 2009, Mr. Brown served on the board of directors of SunTrust Bank/Central Florida, a commercial bank and a subsidiary of SunTrust Banks, Inc. Mr. Brown’s experience as chief executive officer and an executive officer of a large, publicly-traded insurance brokerage firm gives him broad experience and knowledge of risk management and loss minimization and mitigation as well as perspective on leadership of publicly-held companies that benefit our company and its board of directors.

Name	Age	Director Since	Positions Held

Robert M. Chapman	58	2007	Mr. Chapman served as chief operating officer of Duke Realty Corporation, a real estate development company, from August 2007 until his resignation in November 2009. Mr. Chapman served as senior executive vice president of real estate operations for Duke Realty, from August 2003 until July 2007, and as regional executive vice president for Duke Realty’s Southeast region, from 1999 through July 2003. Mr. Chapman’s experience as head of real estate acquisitions and development for a large national real estate investment trust gives him broad experience in evaluating national real estate and economic trends and growth opportunities as well as expertise in complex project finance activities that benefit our company and its board of directors.

Russell M. Currey	50	2003	Mr. Currey served as executive vice president and general manager of our corrugated packaging division, a position he held for more than five years, until his resignation in May 2008. Mr. Currey joined our company as an employee in July 1983. Mr. Currey’s experience with our company in a number of leadership roles over a period of 28 years provides him with substantial knowledge of our business, our employees and our customers that benefits our company and its board of directors. Mr. Currey is the nephew of Robert B. Currey, a director of our company.

G. Stephen Felker	60	2001	Mr. Felker served as chairman of the board and director of Avondale Incorporated, a former textile manufacturer, from 1992 until his retirement in September 2011. He served as president and chief executive officer of Avondale from 1980 to 2008. Mr. Felker’s experience as chief executive officer of Avondale Incorporated gives him broad experience in manufacturing, managing commodity risk and, as Avondale achieved its success and size through several large acquisitions, in evaluating and in integrating acquisitions that benefits our company and its board of directors.

Incumbent Directors — Term Expiring 2013 (Not up for election at this shareholders’ meeting)

Name	Age	Director Since	Positions Held
Robert B. Currey	71	1989	Mr. Currey founded Currey & Company, Inc., a producer of consumer lighting products, and has served as its chairman of the board, since 1988. Mr. Currey served as chief executive officer of Currey & Company from, 1988 until 2007. Mr. Currey’s experience as the founder and chief executive officer of several successful consumer goods companies that source their manufactured products from a number of Asian countries gives him broad business and management skills, as well as deep insight into business developments in Asia, that benefit our company and its board of directors. Mr. Currey is the uncle of Russell M. Currey, a director of our company.

Name	Age	Director Since	Positions Held

Lawrence L. Gellerstedt III	55	1998	Mr. Gellerstedt has served as president and chief executive officer of Cousins Properties Incorporated, a real estate development company, since July 2009, and he served as the executive vice president and chief development officer of Cousins Properties, from June 2005 until July 2009. Mr. Gellerstedt served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, from June 2003 until June 2005. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. Mr. Gellerstedt has served as a director of SunTrust Bank, Atlanta, a commercial bank and a subsidiary of SunTrust Banks, Inc., for more than five years. From 1994 to 2007, Mr. Gellerstedt served as a director of Alltel Corporation, a nationwide telecommunications services company. Mr. Gellerstedt’s experience as chief executive officer of several companies over the years, including a large publicly-traded real estate development company and a large construction company, and as a member of several public company boards of directors, provides valuable leadership and board governance insights and financial expertise that benefits our company and its board of directors.

John W. Spiegel	70	1989

Mr. Spiegel has served as non-executive chairman and a director of S1 Corporation, a provider of integrated applications for financial institutions, since October 2006. Mr. Spiegel has been a member of the board of trustees of Colonial Properties Trust, a real estate investment trust for more than five years. Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, until August 2000, when he became vice chairman and chief financial officer. He retired from those positions in August 2004. He continued to serve as a non-executive vice chairman of SunTrust Banks Holding Company, a wholly-owned subsidiary of SunTrust Banks, Inc., through March 31, 2005. From 2002 to 2008, Mr. Spiegel served as a director of Bentley Pharmaceuticals Inc., a specialty pharmaceutical company. From 2005 to 2008, he served as a director of Home Banc Corp., the parent of Home Banc Mortgage Corp., a mortgage banking company, and, from 2008 to 2011, he served as a director of CPEX Pharmaceuticals, Inc., a specialty pharmaceuticals company. Mr. Spiegel’s experience as chief financial officer and vice chairman of SunTrust Banks, Inc. and as a member of numerous public company boards of directors, including prior service on a number of public company audit committees, provides him with valuable financial expertise and board governance and leadership skills from the perspective of large and complex as well as smaller organizations that benefits our company and its board of directors.

Corporate Governance

Corporate Governance Guidelines. We have posted our corporate governance guidelines on our Internet website at www.rocktenn.com.

Director Independence. Our board of directors annually conducts an assessment of the independence of each director in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is one found to be free of any relationship with our company or our management that impairs the director’s ability to make independent judgments.

The board of directors conducted an assessment of the independence of each director at its last regularly scheduled meeting. Based on this assessment, the board affirmatively determined that the following directors are independent: Messrs. Bernlohr, Brown, Chapman, Crews, Robert Currey, Russell Currey, Felker, Gellerstedt, Hake, Spiegel and Young and Ms. Whyte. The board of directors determined that each of our current directors (other than Mr. Rubright) has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company). The board determined that Mr. Rubright is not independent because he is an employee of our company. The board determined that each of Messrs. Bernlohr, Crews, Robert Currey, Russell Currey, Hake, Spiegel and Young and Ms. Whyte is independent because he or she has no significant relationship with our company (other than as a director and shareholder). The board determined that no relationship that any of Messrs. Brown, Chapman and Gellerstedt has with our company is material for purposes of determining his independence. In making that determination, the board considered the following relationships that each of Messrs. Brown, Chapman and Gellerstedt has with our company (one of which is also described under the heading “Certain Transactions” elsewhere in this proxy statement):

J. Powell Brown. Mr. Brown is the chief executive officer, president and a director of Brown & Brown, Inc. Our company made payments to Brown & Brown, Inc. for insurance services during fiscal 2011 as described below under the heading “Certain Transactions.” Our board also considered similar payments made during fiscal 2010 and 2009. The board determined that these payments and relationships were not material for these purposes and did not impair Mr. Brown’s independence.

Messrs. Brown and Gellerstedt. Mr. Gellerstedt serves on the board of directors of SunTrust Bank, Atlanta, a subsidiary of SunTrust Banks, Inc. Mr. Brown served on the board of directors of SunTrust Bank/Central Florida, a subsidiary of SunTrust Banks, Inc., until April 2009. Our company made payments to SunTrust Banks, Inc. and its subsidiaries during fiscal 2011, 2010 and 2009 for various banking and financial consulting services, including for certain credit and cash management services. The aggregate of these payments did not exceed 1% of our gross revenues during fiscal 2011, 2010 or 2009 or 1% of SunTrust Bank’s gross revenues during its fiscal years ended December 31, 2010, 2009 or 2008. The board determined that these payments and relationships were not material for these purposes and did not impair Messrs. Brown’s and Gellerstedt’s independence.

Robert M. Chapman. Mr. Chapman was an executive officer of Duke Realty Corporation until November 2009. Our company made payments to Duke Realty Corporation during fiscal 2011 for rent on facilities that we lease in Ohio and Georgia. Our board also considered similar payments made during fiscal 2010 and 2009. The board determined that these payments and relationships were not material for these purposes and did not impair Mr. Chapman’s independence.

Our company purchases products and services in the normal course of business from many suppliers and sells products and services to many customers. In some instances, these transactions occur with companies with which members of our board of directors have relationships as directors or executive officers. Further, members of the board have relationships as directors or executive officers with certain companies that hold or held our equity securities. For purposes of our board’s affirmative determinations of director independence, none of these relationships was considered significant, either individually or collectively, except as described above or under the heading “Certain Transactions” elsewhere in this proxy statement. For these purposes, the board determined that these relationships were not material either individually or collectively.

Director Self-Evaluation. Our board of directors conducts an annual self-evaluation of the board, its committees and its individual members pursuant to our corporate governance guidelines. The nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors pursuant to our corporate governance guidelines.

Director Education. Our board of directors has adopted a director education policy under which we will reimburse directors for tuition and all customary and reasonable expenses incurred in connection with attending a director education seminar once every two years. In addition, any director desiring to be reimbursed for additional programs may be reimbursed upon approval of the chairman of the nominating and corporate governance committee.

Communicating with Our Directors. So that shareholders and other interested parties may make their concerns known, we have established a method for communicating with our directors, including our presiding independent director and other non-management directors. There are two ways to communicate with our directors:

•	By mail: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071.

•	By facsimile: (770) 248-4402.

Communications that are intended specifically for our presiding independent director or other non-management directors should be marked “Attention: Independent Director Communications.” All other director communications should be marked “Attention: Director Communications.” Our legal department will facilitate all of these communications. We have posted a summary of this method for communicating with our directors on our Internet website at www.rocktenn.com.

Our directors are encouraged to attend and participate in the annual meeting. All of our directors who were serving at that time attended the annual meeting of shareholders held on January 28, 2011.

Codes of Business Conduct and Ethics

Employee Code of Business Conduct. Our board of directors has adopted a code of business conduct for our employees. Failure to comply with this code of business conduct is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct for executive officers of the company.

Code of Business Conduct and Ethics for Board of Directors. Our board of directors has also adopted a code of business conduct and ethics for our board of directors. Failure to comply with this code of business conduct and ethics is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct and ethics.

Code of Ethical Conduct for Chief Executive Officer and Senior Financial Officers. Our board of directors has also adopted a code of ethical conduct for our principal executive officer (our chief executive officer), our principal financial officer (our chief financial officer), our principal accounting officer (our chief accounting officer) and other senior executive and senior financial officers specifically designated by our chief executive officer (who we refer to as our “CEO”). These officers are expected to adhere at all times to this code of ethical conduct. Failure to comply with this code of ethical conduct for our CEO and senior financial officers is a serious offense and will result in appropriate disciplinary action. Each of our board of directors and our nominating and corporate governance committee has the authority to independently approve, in its sole discretion, any such disciplinary action as well as any amendment to and any waiver or material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.rocktenn.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of our executive officers.

Copies. We have posted copies of each of these codes of business conduct and ethics on our Internet website at www.rocktenn.com.

Director Nominations

As provided in its charter, our nominating and corporate governance committee is responsible for evaluating and recommending candidates for the board of directors, including incumbent directors whose terms are expiring and potential new directors. The committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If no vacancies are anticipated, the committee considers the current qualifications of incumbent directors whose terms are expiring. If vacancies arise or the committee anticipates vacancies, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms the committee may seek to engage or other persons. Our board of directors does not currently expect any board vacancies to arise in the near future. All of the nominees that the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors,” are incumbent directors.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” Following verification of the shareholder status of persons proposing candidates, the committee will aggregate and consider qualifying nominations. If a shareholder provides materials in connection with the nomination of a director candidate, our corporate secretary will forward the materials to the nominating and corporate governance committee. Based on its evaluation of any director candidates nominated by shareholders, the nominating and corporate governance committee will determine whether to include the candidate in its recommended slate of director nominees.

When the nominating and corporate governance committee reviews a potential new candidate, consistent with our corporate governance guidelines, the committee will apply the criteria it considers appropriate. The committee generally considers the candidate’s qualifications in light of the needs of the board and our company at that time given the current mix of director attributes. Our corporate governance guidelines contain specific criteria for board and board committee membership. In accordance with our corporate governance guidelines, the board of directors will strive to select as candidates for board membership a mix of individuals who represent diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our company’s activities as well as other characteristics that will contribute to the overall ability of the board to perform its duties and meet changing conditions. Our corporate governance guidelines also provide that each director must meet the following criteria:

•

Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of our company).

•	Be committed to discharging the duties of a director in accordance with the corporate governance guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out his or her duties effectively and be committed to serve on the board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the board and one or more of its committees and to otherwise fulfill his or her duties.

Our bylaws also provide that a director must retire when he or she reaches the age of 72, although he or she may continue to serve until the next annual or special meeting of shareholders at which directors are to be elected after he or she reaches that age. The corporate governance guidelines also provide that any director who has a significant change in his or her full-time job responsibilities must give prompt written notice to the board of directors, specifying the details, and must submit to the board of directors a letter of resignation from the board of directors and from each committee of the board of directors on which the director serves. Submission of a letter of resignation provides the board of directors the opportunity to review the continued appropriateness of the director’s membership on the board of directors and committees of the board of directors under the circumstances. The board of directors may reject or accept the letter of resignation due to change in job responsibilities as it deems to be appropriate.

The nominating and corporate governance committee also considers each candidate’s independence, as defined in the corporate governance guidelines and in the corporate governance standards of the NYSE, as described above under the heading “Election of Directors — Corporate Governance — Director Independence.” The committee expects a high level of commitment from our directors and considers a candidate’s service on other boards and board committees to ensure that the candidate has sufficient time to effectively serve our company.

Meetings of the Board of Directors

Our board of directors held eleven meetings during fiscal 2011. Each director who was currently serving attended at least 75% of the board meetings and at least 75% of the meetings of the committees on which the director served in fiscal 2011.

Leadership Structure

Mr. Rubright has served as our chief executive officer since 1999 and our chairman of the board since 2000. The roles of chairman of the board and chief executive are currently combined because the board believes that this combined role, working in a structure in which we also have a presiding independent director, provides a strong governance structure for our company while promoting a clear focus for management to execute our strategy and business plans. Our board believes this structure allows our board to better benefit from Mr. Rubright’s familiarity with our industry, business strategies and day to day operations.

Meetings of Non-Management Directors. Our non-management directors generally meet separately from the other directors in executive session before or after board meetings and board committee meetings. Pursuant to our corporate governance guidelines, our non-management directors will continue to meet in regularly scheduled executive sessions after board meetings, presided over by our presiding independent director, and at such other times as may be scheduled by our chairman of the board or by our presiding independent director. All of the directors who are independent select the presiding independent director.

Presiding Independent Director. Mr. Spiegel is currently serving as the presiding independent director in accordance with our corporate governance guidelines, a role he has served since January 2010.

Committees of the Board of Directors

The board of directors has an executive committee, an audit committee, a compensation committee, a finance committee and a nominating and corporate governance committee.

Executive Committee. Ms. Whyte and Messrs. Gellerstedt, Felker, Rubright and Spiegel are members of the executive committee. Mr. Spiegel is chairman of the committee.

The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of our company. However, the executive committee does not have the power to do any of the following: (1) approve or propose to shareholders action that Georgia law requires to be approved by shareholders; (2) fill vacancies on the board or any of its committees; (3) amend our charter; (4) adopt, amend or repeal our bylaws; or (5) approve a plan of merger not requiring shareholder approval.

The executive committee held three meetings during fiscal 2011.

Audit Committee. Ms. Whyte and Messrs. Brown, Chapman, Crews, Russell Currey, Spiegel and Young are members of the audit committee. Ms. Whyte is chairman of the committee.

The board of directors has determined that Mr. Spiegel is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act. The board of directors has also determined that all members of the committee are independent in accordance with the heightened independence standards established by the Exchange Act for audit committee members. See “Election of Directors — Corporate Governance — Director Independence” above.

The audit committee is responsible for the oversight of: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our system of compliance with legal and regulatory requirements. Among other things, the audit committee, under its charter, directly appoints, compensates, retains and oversees the work of our independent auditor, which reports directly to the committee. The other principal duties and responsibilities of the audit committee are set forth in its charter, which was adopted by the board of directors. The audit committee may exercise additional authority prescribed from time to time by the board of directors.

The audit committee held seven meetings during fiscal 2011, including meetings to review and discuss with the independent auditor and management our quarterly earnings releases as well as the financial statements and the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly reports on Form 10-Q and in our annual report on Form 10-K.

Compensation Committee. Ms. Whyte and Messrs. Bernlohr, Felker, Gellerstedt and Spiegel are members of the compensation committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above. Mr. Gellerstedt is chairman of the committee.

The purpose of the compensation committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors. The compensation committee is responsible for the following: (1) establishing salaries, bonuses and other compensation for our CEO and our other senior executives; and (2) administering our equity incentive plans, our employee stock purchase plan, our SERP (as defined below under “Executive Compensation Tables — Retirement Plans — SERP”), our Supplemental Plan (as defined below under “Executive Compensation Tables — Retirement Plans — Supplemental Retirement Savings Plan”) and our annual executive bonus program.

The committee’s principal duties and responsibilities are to do the following:

•	except to the extent that the committee elects to seek the approval of the board of directors,

•	review and approve corporate goals and objectives relating to compensation of our CEO;

•	evaluate the CEO’s performance in light of any of these goals and objectives; and

•	determine and approve the CEO’s compensation level based on any such evaluation;

•	except to the extent that the committee delegates the responsibility to the CEO or elects to seek the approval of the board of directors,

•	review and approve goals, objectives and recommendations relating to the compensation of senior executives (other than the CEO) and other executives submitted to the committee by the CEO; and

•	approve the compensation for senior executives (other than the CEO);

•	adopt, amend and administer our equity plans, cash-based long-term incentive compensation plans and non-qualified deferred compensation plans, except as otherwise provided in those plans;

•	make recommendations to the board of directors with respect to compensation of our non-employee directors;

•	set the overall compensation strategy and compensation policies for executives and our non-employee directors; and

•	prepare the report from the committee required by applicable law to be included in our annual proxy statement.

We describe the processes and procedures we use to consider and determine executive compensation, including the scope of authority of the compensation committee, the role of our CEO in determining or recommending executive compensation and the role of our compensation consultant, in this proxy statement in the section below titled “Executive Compensation — Compensation Discussion and Analysis.”

The compensation committee held four meetings during fiscal 2011.

Compensation Committee Interlocks and Insider Participation. Messrs. Felker, Gellerstedt and Spiegel and Ms. Whyte comprised the entire compensation committee during the majority of fiscal 2011, and Mr. Bernlohr was appointed to the compensation committee in July 2011. None of the compensation committee members is or has been an officer or employee of our company or had any relationship that is required to be disclosed as a transaction with a related party.

Finance Committee. In October 2011, the board of directors created the finance committee. Messrs. Brown, Chapman, Crews and Russell Currey are members of the finance committee. Mr. Chapman is chairman of the committee.

The purpose of the finance committee is to assist the board of directors in fulfilling its responsibilities with respect to oversight of our financial management and resources. The committee’s principal duties and responsibilities are to do the following:

•	review our proposed capital budget, including expected financing approaches, and make recommendations to the board of directors on whether to approve the proposed capital budget;

•	review management’s assessment of our capital structure, including dividend policies and stock repurchase programs, debt capacity and liquidity;

•	review procedures established by management to monitor debt-related covenant compliance and discuss with management any effect of covenants on our capital structure;

•	review financing and liquidity initiatives to be proposed by management for action by the board of directors; and

•

review, solely for purposes of determining the impact of our defined benefit plans on our finances and financial statements, the investment objectives, investment performance and funding requirements of the plans, and such other information relating to the plans as the finance committee deems appropriate for these purposes.

The finance committee held no meetings during fiscal 2011.

Nominating and Corporate Governance Committee. Messrs. Chapman, Robert Currey, Felker, Hake and Young are members of the nominating and corporate governance committee. Mr. Felker is chairman of the committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

The purpose of the nominating and corporate governance committee is to assist the board of directors in fulfilling its corporate governance responsibilities including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and developing and recommending corporate governance guidelines. The committee’s principal duties and responsibilities are to do the following:

•	develop and recommend corporate governance guidelines and any changes to the corporate governance guidelines;

•	review and make recommendations regarding corporate governance proposals by shareholders;

•	lead the search for potential director candidates;

•	evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors;

•	assist in the process of attracting qualified director nominees;

•	evaluate and recommend changes to the size, composition and structure of the board of directors and its committees;

•	evaluate and recommend changes to the membership criteria for the board of directors and its committees;

•

develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the corporate governance guidelines and recommend to the board of directors any changes to the process that the committee considers appropriate;

•

recommend to the board of directors from time to time the establishment of any new committees of the board of directors as the nominating and corporate governance committee considers necessary or desirable;

•

evaluate recommendations by management to adopt or amend codes of business conduct and ethics and to recommend to the board of directors those codes that the nominating and corporate governance committee considers necessary to comply with applicable law or otherwise appropriate;

•

evaluate periodically all codes of business conduct and ethics adopted by the board of directors and recommend any changes that the nominating and corporate governance committee considers necessary to comply with applicable law or otherwise appropriate; and

•	recommend orientation and education procedures for directors as the committee considers appropriate.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” See also “Election of Directors — Director Nominations” above.

The nominating and corporate governance committee held three meetings during fiscal 2011.

Copies of Committee Charters. We have posted on our Internet website at www.rocktenn.com copies of the charters of each of the audit committee, the compensation committee, the finance committee and the nominating and corporate governance committee.

Board of Directors’ Role in Risk Management

Our board of directors has responsibility for the oversight of risk management at our company and implements its oversight function both as a whole and through delegation to its committees. The board recognizes that it is neither possible nor desirable to eliminate all risk. Rather, the board of directors views appropriate risk taking as essential to the long-term success of our company and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our company’s resources. The board of directors and its committees receive regular reports from members of senior management on areas of material risk to the company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed.

Various aspects of the board of directors’ risk oversight are delegated to its committees, which meet regularly and report back to the full board. The following committees play significant roles in carrying out the risk oversight function:

•

Our audit committee oversees risks related to our company’s financial statements, the financial reporting and disclosure processes, the financial and other internal controls, accounting and legal matters. The audit committee also oversees the internal audit function. Our independent outside auditors and the director of our internal audit department regularly identify and discuss with the audit committee risks and related mitigation measures that may arise during their regular reviews of our company’s financial statements and audit work. The audit committee meets separately on a regular basis with representatives of our independent auditing firm, the director of our internal audit department and our general counsel.

•

Our compensation committee evaluates the risks and rewards associated with our company’s compensation philosophy and programs. The compensation committee reviews and approves compensation programs with features designed to reward long-term achievement and discourage excessive short-term risk taking. An independent executive compensation consulting firm hired by the compensation committee advises the committee with respect to our executive compensation practices and programs, including the risks associated with each of them. We believe that our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk taking.

•

Our nominating and corporate governance committee monitors our corporate governance practices against applicable requirements, including those of the NYSE, and against evolving developments and is responsible for our codes of conduct and ethics, including the code of business conduct applicable to our employees. The nominating and corporate governance committee also considers issues associated with the independence of our board members.

•

Our finance committee reviews management’s annual capital expenditure plans and management’s assessment of the Company’s capital structure, including dividend policies and stock repurchase programs, debt capacity, liquidity and refinancing risk. The finance committee reviews financing and liquidity initiatives to be proposed by management for Board action. In addition, the committee reviews steps taken by management to ensure compliance with the Company’s financial management policies.

Our general counsel informs each committee and the board of directors of relevant legal and compliance issues, and each committee also has access to our company’s outside counsel when they deem it advisable. Each committee also understands that it has the authority to engage such independent counsel as the committee deems necessary to carry out its duties and responsibilities.

Annually, our CEO and chief financial officer and, as deemed appropriate by management or our board members, other senior executives make a presentation to our board of directors about risks associated with our business and how our company manages and mitigates those risks. Because overseeing risk is an ongoing process, the board of directors also discusses risk throughout the year at other meetings in relation to proposed actions or discussions with respect to various aspects of our operations.

We believe that the board of directors’ approach to risk oversight provides a framework for the board in conjunction with management of our company to assess the various risks, make informed decisions and approach existing and emerging risks in a proactive manner for our company.

Compensation of Directors

The following table provides information concerning the compensation of the directors who are not named executive officers for fiscal 2011. All of our non-employee directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees. In accordance with SEC regulations, grants of restricted stock are valued at the grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, “Compensation — Stock Compensation” (which we refer to as “ASC 718”). The fair value per share of grants of restricted stock awarded in fiscal 2011 is equal to the closing sale price of our Common Stock on the NYSE on the date of grant (i.e., $66.14 on January 28, 2011). We recognize such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes).

For fiscal 2011, directors who are not employees of our company received cash compensation of $32,500 for a full year of service, plus $2,000 for each board and committee meeting attended in person and $1,000 for each meeting attended via conference call. Each director who chairs a committee and is not an employee of our company received an additional $5,000 except for the chairman of our audit committee who received an additional $10,000. In addition, each non-employee director (other than Messrs. Bernlohr, Crews and Hake) received, on January 28, 2011, pursuant to the 2004 Incentive Stock Plan, a grant of 2,000 shares of our Common Stock that will vest on January 28, 2012.

Director Compensation Table for Fiscal 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Timothy J. Bernlohr	$14,270	$0	$0	$0	$0	$0	$14,270
J. Powell Brown	$56,500	$132,280	$0	$0	$0	$1,600	$190,380
Robert M. Chapman	$56,500	$132,280	$0	$0	$0	$1,600	$190,380
Terrell K. Crews	$14,270	$0	$0	$0	$0	$0	$14,270
Robert B. Currey	$49,500	$132,280	$0	$0	$0	$1,600	$183,380
Russell M. Currey	$47,500	$132,280	$0	$0	$0	$1,600	$181,380
G. Stephen Felker	$65,500	$132,280	$0	$0	$0	$1,600	$199,380
L.L. Gellerstedt III	$60,500	$132,280	$0	$0	$0	$1,600	$194,380
Ralph F. Hake	$14,270	$0	$0	$0	$0	$0	$14,270
John W. Spiegel	$67,500	$132,280	$0	$0	$0	$1,600	$201,380
Bettina M. Whyte	$76,500	$132,280	$0	$0	$0	$1,600	$210,380
James E. Young	$61,500	$132,280	$0	$0	$0	$1,600	$195,380

(1)	Non-employee directors (other than Messrs. Bernlohr, Crews and Hake) received stock awards on January 28, 2011. Amounts for 2011 stock awards are based on the closing sale price of our Common Stock on the NYSE of $66.14 on January 28, 2011. We report in this column the aggregate fair value of grants made in fiscal 2011 in accordance with ASC 718. As part of our acquisition of Smurfit-Stone, outstanding restricted stock units of Smurfit-Stone held by Messrs. Bernlohr, Crews and Hake were converted into 2,155 of our restricted stock units. Please refer to Note 16 to our financial statements in our annual report on Form 10-K for the fiscal year ended September 30, 2011 for a discussion of the assumptions related to the calculation of such value.

(2)	As of September 30, 2011, the aggregate number of unvested restricted stock awards held by each director other than Mr. Rubright was as follows: Mr. Bernlohr, none; Mr. Brown, 2,000 shares; Mr. Chapman, 2,000 shares, Mr. Crews, none; Mr. Robert Currey, 2,000 shares; Mr. Russell Currey, 2,000 shares; Mr. Felker, 2,000 shares; Mr. Gellerstedt, 2,000 shares; Mr. Hake, none; Mr. Spiegel, 2,000 shares; Ms. Whyte, 2,000 shares; and Mr. Young, 2,000 shares. As of December 1, 2011, the aggregate number of unvested restricted stock units held by each director other than Mr. Rubright was as follows: Mr. Bernlohr, 539; Mr. Brown, none; Mr. Chapman, none, Mr. Crews, 539; Mr. Robert Currey, none; Mr. Russell Currey, none; Mr. Felker, none; Mr. Gellerstedt, none; Mr. Hake, 1,077; Mr. Spiegel, none; Ms. Whyte, none; and Mr. Young, none.

(3)	As of September 30, 2011, the aggregate number of unexercised stock options (vested and unvested) held by each director other than Mr. Rubright was as follows: Mr. Bernlohr, none; Mr. Brown, none, Mr. Chapman, none; Mr. Crews, none; Mr. Robert Currey, 12,000; Mr. Russell Currey, none; Mr. Felker, 12,000; Mr. Gellerstedt, 12,000; Mr. Hake, none; Mr. Spiegel, none; Ms. Whyte, none; and Mr. Young, 8,000.

(4)	No non-employee director received perquisites or personal benefits in excess of $10,000. Pursuant to SEC regulations, we report our perquisites only when our aggregate incremental cost of providing them to any individual exceeds $10,000. This column includes dividends on unvested restricted stock paid to each non-employee director during fiscal 2011.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

The table below shows, as of December 1, 2011, how many shares of our Common Stock each of the following beneficially owned: named executive officers (as defined below under “Executive Compensation — Compensation Discussion and Analysis — Introduction”), our directors, owners of 5% or more of our Common Stock and our directors and our executive officers as a group. Under the rules of the SEC, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of Common Stock
Directors and Named Executive Officers	Number of Shares(1)	Percent of Class(2)
James A. Rubright(3)	529,797	*

Michael E. Kiepura(4)	144,077	*

James B. Porter III(5)	69,972	*

Steven C. Voorhees(6)	300,653	*

Robert B. McIntosh(7)	141,412	*

Timothy J. Bernlohr	2,737	*

J. Powell Brown(8)	9,000	*

Robert M. Chapman(9)	9,000	*

Terrell K. Crews	2,737	*

Robert B. Currey(10)	139,182	*

Russell M. Currey(11)	544,406	*

G. Stephen Felker(12)	38,000	*

Lawrence L. Gellerstedt III(13)	27,398	*

Ralph F. Hake	3,262	*

John W. Spiegel(14)	42,379	*

Bettina M. Whyte(15)	9,000	*

James E. Young(16)	15,000	*

All directors and executive officers as a group (18 persons)(17)	2,058,312	2.90%

Shareholders
Fidelity Management & Research Company(18)	6,016,229	8.53%
Paulson & Co. Inc.(18)	4,437,754	6.29%

*	Less than 1%.

(1)	These shares include certain restricted stock awards that were granted to our executive officers on March 18, 2009, some of which had not vested as of December 1, 2011. These persons have the power to vote and receive dividends on these shares, but do not have the power to dispose of, or to direct the disposition of, the shares until the shares are vested pursuant to the terms of the restricted stock grants.

(2)	Based on an aggregate of shares of Common Stock issued and outstanding as of December 1, 2011 plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable on or prior to January 30, 2012.

(3)	Share balance includes:

•	177,833 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright; and

•	129,000 shares of restricted stock granted to Mr. Rubright.

(4)	Share balance includes:

•	41,750 shares issuable upon exercise of stock options beneficially owned by Mr. Kiepura; and

•	46,500 shares of restricted stock granted to Mr. Kiepura.

(5)	Share balance includes:

•	21,517 shares issuable upon exercise of stock options beneficially owned by Mr. Porter; and

•	46,500 shares of restricted stock granted to Mr. Porter.

(6)	Share balance includes:

•	92,033 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees; and

•	39,000 shares of restricted stock granted to Mr. Voorhees.
(7)	Share balance includes:

•	45,500 shares issuable upon exercise of stock options beneficially owned by Mr. McIntosh; and

•	16,800 shares of restricted stock granted to Mr. McIntosh.

(8)	Share balance includes:

•	5,000 shares held in a joint ownership investment account with Mr. Brown’s spouse; and

•	2,000 shares of restricted stock beneficially owned by Mr. Brown which will vest on January 28, 2012.

(9)	Share balance includes:

•	2,000 shares of restricted stock beneficially owned by Mr. Chapman which will vest on January 28, 2012.

(10)	Share balance includes:

•	12,000 shares issuable upon exercise of stock options beneficially owned by Mr. Robert Currey;

•	113,359 shares held in joint tenancy with Mr. Robert Currey’s spouse; and

•	2,000 shares of restricted stock beneficially owned by Mr. Robert Currey which will vest on January 28, 2012.

(11)	Share balance includes:

•	62,808 shares deemed beneficially owned by Mr. Russell Currey as trustee of a trust for the benefit of his mother;

•	359,928 shares owned by Mr. Bradley Currey for which Mr. Russell Currey is the proxy agent; and

•	2,000 shares of restricted stock beneficially owned by Mr. Russell Currey which will vest on January 28, 2012.

(12)	Share balance includes:

•	12,000 shares issuable upon exercise of stock options beneficially owned by Mr. Felker; and

•	2,000 shares of restricted stock beneficially owned by Mr. Felker which will vest on January 28, 2012.

(13)	Share balance includes:

•	10,000 shares issuable upon exercise of stock options beneficially owned by Mr. Gellerstedt;

•	73 shares held by Mr. Gellerstedt’s daughter; and

•	2,000 shares of restricted stock beneficially owned by Mr. Gellerstedt which will vest on January 28, 2012.

(14)	Share balance includes:

•	40,379 shares deemed beneficially owned by Mr. Spiegel as trustee of a revocable trust for which he is the trustee, grantor and beneficiary; and

•	2,000 shares of restricted stock beneficially owned by Mr. Spiegel which will vest on January 28, 2012.

(15)	Share balance includes:

•	2,000 shares of restricted stock beneficially owned by Ms. Whyte which will vest on January 28, 2012.

(16)	Share balance includes:

•	8,000 shares issuable upon exercise of stock options beneficially owned by Mr. Young; and

•	2,000 shares of restricted stock beneficially owned by Mr. Young which will vest on January 28, 2012.

(17)	Share balance includes:

•	436,767 shares issuable upon exercise of stock options beneficially owned by our directors and executive officers; and

•	300,150 shares of restricted stock beneficially owned by our directors and executive officers.

(18)	This information is based upon a Stock Activity Report for our company prepared by Thomson Reuters for the week of 12/05/11 – 12/09/11. Fidelity’s address is 82 Devonshire Street, Boston, MA 02109. Paulson & Co.’s address is 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.

EXECUTIVE OFFICERS

Identification of Executive Officers

The executive officers of our company are as follows as of December 16, 2011:

Name	Age	Position Held

James A. Rubright	64	Chairman of the Board and Chief Executive Officer

Michael E. Kiepura	55	President - Consumer Packaging

James B. Porter III	60	President - Corrugated Packaging and Recycling

Steven C. Voorhees	57	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Robert B. McIntosh	54	Executive Vice President, General Counsel and Secretary

A. Stephen Meadows	61	Chief Accounting Officer

James A. Rubright has served as our CEO since October 1999, and chairman of the board, since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, and Forestar Group Inc., a company engaged in real estate and mineral and fiber resources businesses.

Michael E. Kiepura has served as President - Consumer Packaging, since May 2011, and served as executive vice president of our consumer packaging business from July 2008 until May 2011. From June 2005 to July 2008 Mr. Kiepura was the executive vice president of our folding carton division. From August 2001 to June 2005, Mr. Kiepura was the senior vice president of sales in the folding carton division. From November 1999 to July 2001, Mr. Kiepura was senior vice president, eastern region, folding carton division.

James B. Porter III has served as President - Corrugated Packaging and Recycling, since May 2011. He served as executive vice president of our corrugated packaging business from July 2008 until May 2011. Mr. Porter joined our company in connection with our acquisition of Southern Container Corp. in March 2008. Prior to his appointment as executive vice president, Mr. Porter served as the president and chief operating officer of Southern Container from 2004 and served as the president of Solvay Paperboard, a subsidiary of Southern Container, from 1997 through 2004.

Steven C. Voorhees has served as our executive vice president and chief financial officer since September 2000. Mr. Voorhees has also served as our chief administrative officer since July 2008.

Robert B. McIntosh has served as our executive vice president, general counsel and secretary since January 2009. Mr. McIntosh served as our senior vice president, general counsel and secretary since August 2000.

A. Stephen Meadows joined our company and was elected as our chief accounting officer in July 2006. From March 2005 to March 2006, Mr. Meadows was chief accounting officer of Drummond Company, Inc., which is principally engaged in the business of mining, purchasing, processing and selling of coal as well as real estate development. From May 2002 to January 2005, Mr. Meadows was vice president finance and risk management at a subsidiary of Progress Energy, a diversified energy company.

All of our executive officers are elected annually by and serve at the discretion of either the board of directors or the chairman of the board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss our compensation program as it pertains to our chief executive officer, our chief financial officer and our three other most highly-compensated executive officers who were serving at the end of fiscal 2011. We refer to these five persons throughout as the “named executive officers” or our “NEOs.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the belief that the compensation of our employees, including our named executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased shareholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy. The core principles of this strategy include the following:

•	making compensation decisions that are based on a pay-for-performance model, thereby linking a substantial portion of total direct compensation to variable “at risk” pay;

•	long-term incentives (which we refer to as “LTI”) should be used in addition to short-term incentives (which we refer to as “STI”) to encourage a focus on long-term strategy and execution;

•	equity compensation should be used in addition to cash compensation to align the interests of our executives with the interests of our shareholders;

•

compensation should reflect an employee’s level of responsibility and contribution, and the greater the responsibility, the greater the share of an employee’s compensation that should be at risk with respect to performance; and

•	overall compensation must be competitive relative to other comparable organizations in order to attract superior executives.

The following table shows the use of these principles in the weighting of the target total direct compensation elements in effect during fiscal 2011 subsequent to our acquisition of Smurfit-Stone:

Mr. Rubright (Chairman and CEO)		NEOs (Other than CEO)
Base Salary	15%	Base Salary	24%
Target Bonus	23%	Target Bonus	23%
Target LTI	62%	Target LTI	53%
Target Variable	85%	Target Variable	76%
LTI vs. STI	73%/27%	LTI vs. STI	70%/30%
Equity vs. Cash	62%/38%	Equity vs. Cash	53%/47%

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to create a clear path between realized compensation and the successful execution of our business strategy; attract and retain high quality executives capable of and committed to achieving superior performance; enhance each individual executive’s performance;

align incentives with the areas of our business most directly impacted by the executive’s leadership and performance; improve the overall performance of our company; increase shareholder value by creating a mutuality of interest between the executive officers and shareholders through equity compensation structures that promote the sharing of the risks and rewards of strategic decision-making; and enhance the financial effectiveness of the program by taking into consideration the accounting treatment, deductibility and taxation of compensation decisions.

Administration of Our Executive Compensation Program

Our executive compensation program is administered by the compensation committee of our board of directors. As reflected in its charter, the compensation committee approves executive compensation corporate and individual goals and objectives, determines the compensation of our CEO and approve the compensation of our other senior executives and evaluates our CEO’s performance relative to established goals and objectives.

Over the course of each year, the compensation committee reviews the relationship between our executive compensation program and the achievement of business objectives, as well as the competitiveness of the program.

The compensation committee retains a compensation consulting firm to provide objective analysis, advice and information to the compensation committee, including competitive market data and compensation recommendations related to our CEO and our other senior executives. Hay Group served as the independent executive compensation consultant to the compensation committee during fiscal 2011. The compensation consultant reports to the chairman of the compensation committee and has direct access to the other members of the compensation committee. The compensation consultant attends committee meetings and also meets with the compensation committee in person in executive sessions without management present. The decisions made by the compensation committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by the compensation consultant. Hay Group did not provide us with any other services in fiscal 2011.

The compensation committee considers input from our CEO in making determinations regarding our overall executive compensation program and the individual compensation of the senior executives other than our CEO. As part of the annual planning process, our CEO develops targets for our annual bonus program and presents them to the compensation committee for consideration. Based on performance appraisals and information regarding competitive market practices provided by the compensation consultant, our CEO recommends base salary adjustments, annual bonus opportunities, and long-term incentives levels for our senior executives other than our CEO. Each year, our CEO presents to the compensation committee and the non-management directors his evaluation of each senior executive’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of our senior executives.

After taking into account advice and recommendations from our CEO and the compensation consultant, the compensation committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each senior executive with respect to each element in the compensation program. In setting these levels, the compensation committee reviews a detailed analysis of each senior executive’s annual total direct compensation (base salary, annual bonus opportunity and long-term incentives), including the competitive market data discussed below and the value of benefits under our retirement plans and reviews compensation tally sheets with respect to our most senior executives that set forth each element of the executives’ compensation and benefits.

Say-on-Pay

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we began providing our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers in 2010. More than 90% of the votes cast were in favor of our executive compensation program. We did not make any changes to our compensation policies as a result of these votes, except that we intend to provide our shareholders the opportunity to cast advisory votes annually.

Consideration of Competitive Market Data Regarding Executive Compensation

In determining the amount of senior executive compensation each year, the compensation committee reviews competitive market data from a combination of a specific peer group of companies within the paper and packaging industry and various published survey data for similarly sized companies or business units in the “non-durable goods manufacturing” sector. In some cases, these surveys include “all manufacturing” or “general industry” data, when non-durable goods manufacturing categories are not available. For the period beginning on October 1, 2010, the first day of our fiscal 2011, through July 19, 2011, the peer group consisted of the following companies:

Ball Corporation	MeadWestvaco Corporation

Bemis Company, Inc.	Packaging Corporation of America

Cenveo Inc.	Silgan Holdings Inc.

Crown Holdings, Inc.	Sonoco Products Company

Graphic Packaging Holding Company	Temple-Inland Inc.

International Paper Company

Effective as of July 20, 2011, our compensation committee modified our peer group to account for the substantial increase in size in our revenues, number of manufacturing facilities and asset base that resulted from our acquisition of Smurfit-Stone on May 27, 2011. For the period beginning on July 20, 2011 through the end of our fiscal year, the peer group consisted of the following companies:

Alcoa Inc.	MeadWestvaco Corporation

Ball Corporation	Newell Rubbermaid Inc.

Bemis Company, Inc.	Nucor Corporation

Crown Holdings, Inc.	Sonoco Products Company

The Goodyear Tire & Rubber Company	Temple-Inland Inc.

Graphic Packaging Holding Company	United States Steel Corporation

International Paper Company	Weyerhauser Company

Kimberly-Clark Corporation

The compensation committee uses these peer groups and survey data regarding base salary, annual performance bonuses and long-term incentives to assist directors in determining appropriate overall compensation levels but does not specifically benchmark to particular compensation levels. The following sets forth the compensation committee’s approach to the various components of executive compensation for our named executive officers relative to the competitive market data for executive talent discussed above:

•

Base salary — Salaries are determined based on the executive’s responsibilities, performance, experience, and the compensation committee’s judgment regarding competitive requirements and internal equity. We do not target a specific market data percentile for base salaries. Our salaries are individually determined and range broadly among our senior executives.

•

Annual performance bonus — Annual performance bonus opportunities are determined based on the executive’s individual responsibilities and experience and are individually set for each executive after reviewing market data. We do not target a specific market data percentile for bonus opportunities. Our bonus opportunities range broadly among our senior executives.

•

Long-term incentives — In setting the aggregate LTI values, the compensation committee compares our most recent one and three year financial performance to the financial performance of the peer group of companies and reviews market levels of LTI for the peer group and other competitive market data to assist it in determining appropriate levels of LTI. Individual LTI awards are based on individual assessments taking into account the executive’s responsibilities, performance, experience and other factors.

While the compensation committee reviews benchmarking information regarding the various components of compensation for each of the NEOs and certain other senior executives, the primary benchmark used to assess executive compensation is target total direct compensation, which is comprised of the target total cash compensation (base salary and target annual bonus opportunity), plus the target amount of the LTI awards. Based on our current peer group and survey data, the target total direct compensation of our CEO in fiscal 2011 was 92% of the market median and the target total direct compensation of our other NEOs for fiscal 2011 ranged from 83% to 114% of the market median, all of which were below the market 75th percentile.

The compensation committee believes that this approach results in appropriate levels of compensation for our senior executives and results in market levels of compensation that are necessary to attract, retain and motivate our senior executives. In making its determinations, the compensation committee does not take into account an individual’s net worth or the aggregate wealth accumulated or realized by the individual from past compensation grants.

Components of Our Executive Compensation Program

We provide a combination of pay elements and benefits to accomplish our executive compensation objectives, including both short-term and long-term compensation. We believe that long-term incentives are critical in aligning our executives’ interests with our shareholders’ interests and creating an effective retention measure.

The four primary components of our executive compensation program include:

•	base salary;

•	annual performance bonus;

•	long-term incentives; and

•	retirement benefits.

A description of these four components and related programs follows.

Base Salary. Base salary is designed to provide competitive levels of compensation to executives based upon their responsibilities, performance and experience, in relation to competitive market data. No specific formula is applied to determine the weight of each of these factors. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives.

At lower executive levels, base salaries represent a larger portion of total compensation. At more senior executive levels, a greater portion of overall compensation is progressively replaced with larger variable compensation opportunities. The compensation committee has historically followed a policy of using primarily performance bonus awards rather than base salary to reward outstanding performance.

Base salary levels are also important because we generally tie the amount of annual performance bonus and long-term incentive opportunities and a substantial portion of our retirement benefits to a percentage of each executive’s base salary.

Annual Performance Bonus. Our annual executive bonus program is designed to motivate senior executives and reward the achievement of specific performance goals that are in line with our business strategy. Annual bonus goals are established for each of the executives who participate in the program, including each of our named executive officers.

The size of the target annual executive bonus program opportunities are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. Target awards are based on a percentage of the executive’s year-end base salary.

The amount actually paid to an executive under the annual executive bonus program is a function of the following variables: the executive’s target bonus opportunity; the goals established by the compensation committee for the executive; for each goal, the attainment of minimum achievement levels (threshold), capped by maximum achievement levels, and the compensation committee’s determination of the extent to which the executive’s goals were met. Awards earned under the annual executive bonus program are contingent upon continued employment with us through the end of the fiscal year or as otherwise determined by the compensation committee.

The fiscal 2011 bonus goals of each of our named executive officers are set forth below. The bonus goals of Mr. Rubright were based exclusively on consolidated company measures because his position with us has a substantial impact on the achievement of those measures. The fiscal 2011 bonus goals of Messrs. Kiepura and Porter were based primarily on the measures of the businesses which they each lead as president. The fiscal 2011 bonus goals of Mr. Voorhees were based on both consolidated company measures and home office measures, which are more fully described below, because his position with us has a substantial impact on the achievement of each of those measures. The fiscal 2011 bonus goals of Mr. McIntosh were based on consolidated company measures, home office measures and his performance, including the effectiveness of the legal department. Because of the increased responsibilities that each of our named executive officers assumed after our acquisition of Smurfit-Stone on May 27, 2011, we increased the potential bonus payments as a percentage of salary that our named executive officers could be paid effective as of May 28, 2011, as further described below.

The primary performance goals for each of our NEOs are operating income, customer satisfaction ratings and safety measures, with operating income having the greatest weighting because we believe that maximizing the operating income of each of our businesses and the consolidated company over the long-term will drive shareholder value. Customer satisfaction ratings are an important component of our performance goals because they provide us with an objective measure of how our customers view the quality of our products, the level of our service and the value they receive from conducting business with us. We use CSM Marketing, an independent market research firm, to conduct our annual customer satisfaction surveys (which reports on a scale of 1 to 10, with 10 being the highest rating). Safety has long been, and continues to be, an important aspect of our culture. We therefore include safety measures as part of the performance goals for all of our NEOs, other than Mr. Voorhees and Mr. McIntosh, neither of whom has responsibility for manufacturing operations. Our safety performance measures include the number of workers’ compensation claims (which we refer to as “TWCC”) and the severity of injuries as measured by the number of workdays lost due to injuries (which we refer to as “LWD”). In the case of Messrs. Voorhees and McIntosh, home office cost savings are an important area of our performance measurement because they have responsibility for a substantial portion of our corporate administrative costs. These cost savings goals include maintaining or increasing prior year savings and reducing current year costs.

For fiscal 2011, the compensation committee established the following bonus goals and performance benchmarks for Mr. Rubright under the annual executive bonus program. For the period from October 1, 2010 through our acquisition of Smurfit-Stone on May 27, 2011, he was eligible to earn a cash bonus of up to a maximum of 150% of his year-end base salary, and, effective May 28, 2011 through the end of our fiscal year, he was eligible to earn a cash bonus of up to a maximum of 200% of his year-end base salary, in each case, to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

	Weight	Performance Benchmarks (Dollars in 000s)
Goal		Threshold	Target	Maximum
Operating Income -

Consolidated Company	75%	$325,000	$375,000	$415,000

Customer Satisfaction -

Consolidated Company	10%	8.3	8.7	9.0

Safety (TWCC) -

Consolidated Company	7.5%	3.85	2.85	1.85

Safety (LWD) -

Consolidated Company	7.5%	38	28	18

For fiscal 2011, the compensation committee established the following bonus goals and performance benchmarks for Mr. Kiepura under the annual executive bonus program. For the period from October 1, 2010 through our acquisition of Smurfit-Stone on May 27, 2011, he was eligible to earn a cash bonus of up to a maximum of 110% of his year-end base salary, and, effective May 28, 2011 through the end of our fiscal year, he was eligible to earn a cash bonus of up to a maximum of 135% of his year-end base salary, in each case, to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	20%	$325,000	$375,000	$415,000

Operating Income -

Folding Carton	30%	$70,000	$79,000	$84,000

Operating Income -

Coated Paperboard	30%	$91,000	$111,000	$131,000

Customer Satisfaction -

Folding Carton	5%	8.3	8.7	9.0

Customer Satisfaction -

Coated Paperboard	5%	8.3	8.7	9.0

Safety (TWCC) -

Folding Carton	2.5%	3.5	2.5	1.75

Safety (LWD) -

Folding Carton	2.5%	30	20	10

Safety (TWCC) -

Coated Paperboard	2.5%	4.0	3.0	2.0

Safety (LWD) -

Coated Paperboard	2.5%	50	40	30

For fiscal 2011, the compensation committee established the following bonus goals and performance benchmarks for Mr. Porter under the annual executive bonus program. For the period from October 1, 2010 through our acquisition of Smurfit-Stone on May 27, 2011, he was eligible to earn a cash bonus of up to a maximum of 110% of his year-end base salary, and, effective May 28, 2011 through the end of our fiscal year, he was eligible to earn a cash bonus of up to a maximum of 135% of his year-end base salary, in each case, to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

	Weight	Performance Benchmarks (Dollars in 000s)
Goal		Threshold	Target	Maximum
Operating Income -

Consolidated Company	20%	$325,000	$375,000	$415,000

Operating Income -

Corrugated	55%	$128,000	$152,000	$173,000

Customer Satisfaction -

Corrugated	10%	8.3	8.7	9.0

Safety (TWCC) -

Corrugated	10%	4.0	3.0	2.0

Safety (LWD) -

Corrugated	5%	30	20	10

For fiscal 2011, the compensation committee established the following bonus goals and performance benchmarks for Mr. Voorhees under the annual executive bonus program. For the period from October 1, 2010 through our acquisition of Smurfit-Stone on May 27, 2011, he was eligible to earn a cash bonus of up to a maximum of 100% of his year-end base salary, and, effective May 28, 2011 through the end of our fiscal year, he was eligible to earn a cash bonus of up to a maximum of 120% of his year-end base salary, in each case, to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	50%	$325,000	$375,000	$415,000

Customer Satisfaction -

Consolidated Company	10%	8.3	8.7	9.0

Home Office -

Maintain/Increase FY10 Savings	10%	$18,000	$20,000	$22,000

Home Office -

Reduce and Manage FY11 Costs	30%	$12,000	$15,000	$20,000

For fiscal 2011, the compensation committee established the following bonus goals and performance benchmarks for Mr. McIntosh under the annual executive bonus program. For the period from October 1, 2010 through our acquisition of Smurfit-Stone on May 27, 2011, he was eligible to earn a cash bonus of up to a maximum of 80% of his year-end base salary, and, effective May 28, 2011 through the end of our fiscal year, he was eligible to earn a cash bonus of up to a maximum of 100% of his year-end base salary, in each case, to the extent we or he achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	40%	$325,000	$375,000	$415,000

Customer Satisfaction -

Consolidated Company	10%	8.3	8.7	9.0

Home Office -

Maintain/Increase FY10 Savings	10%	$18,000	$20,000	$22,000

Home Office -

Reduce and Manage FY11 Costs	15%	$12,000	$15,000	$20,000

Individual Performance

Evaluation	17.5%	1	2	3

Legal Department Effectiveness

Evaluation	7.5%	1	2	3

The compensation committee sets these performance goals and related performance benchmarks at the beginning of each fiscal year after considering management’s recommendations and management’s confidential business plan and budget for that fiscal year. The compensation committee sets the required performance benchmark to achieve a maximum payout for a particular performance goal at ambitious levels that can only be attained when applicable results are exceptional and which justify the higher award payments. We set goals at a level where we expect an executive to achieve a maximum payout with respect to a particular performance goal one or two years out of ten. Similarly, we set goals at a level where we expect an executive to achieve a threshold payout or less with respect to a particular performance goal one or two years out of ten.

Potential bonus payouts under our annual executive bonus program depend on the level at which the performance benchmarks are achieved as set forth in the table below, based on a percentage of the executive’s year-end base salary. The failure to achieve at least a threshold performance benchmark with respect to a particular bonus goal will result in no payout with respect to that portion of the bonus. The achievement in excess of the maximum performance benchmark with respect to a particular bonus goal will result in a maximum payout with respect to that bonus goal. The achievement in excess of the threshold performance benchmark with respect to that portion of the bonus, but at a level below the maximum performance benchmark, will result in a payout with respect to the particular bonus goal based on straight-line linear interpolation. The compensation committee is responsible for assessing actual performance relative to performance benchmarks for each goal and, in doing so, determines the amount of any final bonus payout. For fiscal 2011, the compensation committee determined that the named executive officers achieved overall performance benchmarks resulting in the executive bonus payout as a percentage of their year-end salaries set forth below in the column entitled “Actual 2011 Executive Bonus Payout.” The percentages below represent a blend of the two different potential bonus payments described above that were available to each of the named executive officers during fiscal 2011 both before and beginning on and after May 28, 2011.

NEO	Payout Based on Achieving Benchmark at Threshold	Payout Based on Achieving Benchmark at Target	Payout Based on Achieving Benchmark at Maximum	Actual 2011 Executive Bonus Payout
James A. Rubright	109%	134%	167%	164%
Michael E. Kiepura	72%	94%	119%	112%
James B. Porter III	72%	94%	120%	113%
Steven C. Voorhees	58%	81%	108%	106%
Robert B. McIntosh	44%	65%	87%	85%

During fiscal 2006 through 2011, our CEO received an average bonus payout that is 119.0% of the target level, while during that same period, our named executive officers (other than our CEO) received an average bonus that is 121.3% of the target level. For fiscal 2012, the bonus goals and their relative weighting for each of the named executive officers shown above will be the same as those applicable for the end of fiscal 2011; however, the performance benchmarks required to achieve threshold, target and maximum benchmarks have been changed. The compensation committee may change the performance goals for fiscal 2013 and later years.

Long-Term Incentives. We emphasize long-term variable compensation at the senior executive level over short-term variable compensation because of our desire to reward effective long-term management decision-making and our desire to attract and retain executives who have the potential to positively impact both our short-term and long-term profitability. Long-term incentives are designed to allow us to focus attention on the successful execution of our long-term business strategy and future returns to our shareholders and are presently delivered to the named executive officers through the 2004 Incentive Stock Plan. The compensation committee administers the 2004 Incentive Stock Plan and may award (a) stock options, (b) stock appreciation rights, (c) stock grants, (d) stock unit grants and (e) cash awards. In fiscal 2011, the compensation committee made awards under the 2004 Incentive Stock Plan in February. In recent years, the compensation committee has made awards to our named executive officers that included a combination of restricted stock and stock options.

Restricted Stock and Stock Options. On February 28, 2011, the compensation committee made long-term incentive award grants to our named executive officers. The awards consisted of restricted stock grants and stock options made pursuant to our 2004 Incentive Stock Plan.

The restricted stock grants have a service condition and a performance condition. The performance condition is based on our “cash flow to equity ratio” (as defined below). The term “cash flow to equity ratio” means the ratio of our company’s “cash flow”, divided by our “average equity value” (as defined below). The term “cash flow” means the total cash provided by operating activities achieved during the period commencing on January 1, 2011 and ending December 31, 2013, as set forth in our statements of cash flow, as adjusted in accordance with certain rules approved by our compensation committee. The term “average equity value” means the sum of (A) our “pre-closing equity value” of $2,127,646,004 multiplied by a fraction, the numerator of which is the number of days that elapsed beginning on January 1, 2011 and ending on May 27, 2011, the date of the closing of our acquisition of Smurfit-Stone, and the denominator of which is 1,096 which represents the full measurement period, plus (B) the estimated “post-closing equity value” of $5,378,855,316, multiplied by a fraction, the numerator of which is the number of days that elapsed beginning on May 28, 2011, the first day following the date of the closing of our acquisition of Smurfit-Stone and ending on December 31, 2013, and the denominator of which is 1,096.

Subject to the satisfaction of the applicable service requirement, the target award for our restricted stock grants made on February 28, 2011 will vest on our company’s achievement of a cash flow to equity ratio described above as follows:

Cash Flow to Market Equity Ratio	Percent of Target Award
≥ 20.0	200%
≥ 17.0 but < 20.0	100%
≥ 14.0 but < 17.0	50%
< 14.0	0%

Performance between these goal levels is interpolated on a linear basis.

On February 28, 2011, the compensation committee also approved awards of stock options under the 2004 Incentive Stock Plan for the purchase of shares of Common Stock with an exercise price of $68.65, the closing sale price on the NYSE on February 28, 2011. These stock options will vest on February 28, 2014, except that, if Mr. Rubright retires before February 28, 2014, his stock options will vest as of his retirement. The compensation committee approved the following restricted stock and stock option grants to our named executive officers on February 28, 2011:

Name	Target Award - # of Restricted Shares	Stock Options - # of Shares Subject to Exercise
James A. Rubright	44,800	25,375
Michael E. Kiepura	15,300	8,575
James B. Porter III	15,300	8,575
Steven C. Voorhees	12,700	7,100
Robert B. McIntosh	5,900	3,200

After our acquisition of Smurfit-Stone, our compensation committee reviewed the compensation provided to our named executive officers to determine whether their compensation adequately reflected and compensated them for the increased responsibilities they had assumed as a result of the increased size and scope of our company. After reviewing the new responsibilities for each role, the new size and scope of our company and comparing the named executive officers’ compensation to similarly situated executives in the new peer group and survey data as described above, the compensation committee decided to make additional grants of restricted stock and stock options to certain of our NEOs in order to provide more competitive long-term compensation opportunities commensurate with their peers. Accordingly, on July 20, 2011, the compensation committee made additional long-term incentive award grants to the named executive officers set forth below. The awards consisted of restricted stock grants and stock options made pursuant to our 2004 Incentive Stock Plan.

The restricted stock grants made on July 20, 2011 also have a service condition and a performance condition. The performance condition applicable to the July 20, 2011 grants is based on our “cash flow to equity ratio – 2” (as defined below) reaching any of the ratios described below. The term “cash flow to equity ratio –2”

means the “cash flow – 2” divided by an amount equal to (i) $5,378,855,316, representing our estimated “post-closing equity value” on May 27, 2011, multiplied by (ii) two and seven twelfths (representing two and seven twelfths years). The term “cash flow – 2” means the total operating cash provided by operating activities during the period commencing on May 28, 2011 and ending on December 31, 2013, as set forth in our statements of cash flow, as adjusted in accordance with certain rules approved by our compensation committee.

Subject to satisfaction of the applicable service requirement, the target award for our restricted stock grants made on July 20, 2011 will vest based on our company’s achievement of a cash flow to equity ratio – 2 described above as follows:

Cash Flow to Market Equity Ratio	Percent of Target Award
≥ 20.0	200%
≥ 17.0 but < 20.0	100%
≥ 14.0 but < 17.0	50%
< 14.0	0%

Performance between these goal levels is interpolated on a linear basis.

On July 20, 2011, the compensation committee approved additional awards of stock options under the 2004 Incentive Stock Plan for the purchase of shares of Common Stock with an exercise price of $62.06, the closing sale price on the NYSE on July 20, 2011. These stock options will vest on February 28, 2014, except that, if Mr. Rubright retires before February 28, 2014, his stock options will vest as of his retirement. The compensation committee approved the following restricted stock and stock option grants to our named executive officers on July 20, 2011:

Name	Target Award - # of Restricted Shares	Stock Options - # of Shares Subject to Exercise
James A. Rubright	5,100	3,325
James B. Porter III	3,050	1,975
Steven C. Voorhees	1,400	900

If any of the granted restricted shares described above vest in accordance with either of the formulae described above, they will be registered in the name of the applicable NEO as of February 28, 2014, unless forfeited or vested before that date. If Mr. Rubright retires before February 28, 2014, however, he will be entitled to the number of shares that would have otherwise vested had his employment not terminated by reason of his retirement, once the applicable amount has been calculated as described above, unless forfeited or vested before that date. None of the shares of restricted stock will have voting or dividend rights until they are registered in the name of the applicable individual.

All of the stock grants described above will vest upon completion of service on February 28, 2014, unless forfeited or vested before then. If a NEO’s employment is terminated due to his death or disability prior to February 28, 2014, he will be entitled to all of the stock grants that would have otherwise vested had his employment not been terminated by reason of his death or disability once the applicable amount has been determined in accordance with either of the formulae described above. In addition, all of the grants will fully vest at 200% of the applicable target award upon a change in control that occurs on or before December 31, 2013 or at the applicable award level as calculated above if a change in control occurs after December 31, 2013.

Each of the named executive officers is required to retain ownership of fifty percent (50%) of the restricted stock awarded to him for a period of two years following the vesting of the restricted stock. The two-year retention period will not apply to any shares to the extent that the executive continues to own an amount of our

Common Stock at least equal to the amount of shares required under the preceding sentence, plus an amount of shares under our stock ownership guidelines (described below). In addition, NEOs are not subject to the retention requirements after termination of employment. The fifty percent (50%) requirement will apply only to the amount of restricted stock remaining after shares of Common Stock have been sold or otherwise reduced to satisfy any federal, state or local withholding tax liability arising from the granting or vesting of such restricted stock. Beginning with the restricted stock grants that we made to our NEOs in 2010, those restricted shares will not have voting or dividend rights until they are fully vested.

Retirement Benefits. We also provide certain retirement benefits to our named executive officers. These are discussed in detail below in the section titled “Executive Compensation Tables — Retirement Plans.”

Perquisites. Perquisites are not a significant element of our executive compensation program, and we have been reducing or eliminating a number of perquisites that we formerly provided to our named executive officers. As of October 1, 2010, we discontinued reimbursing our NEOs for club memberships and the related tax gross-up payments.

Certain perquisites are provided that enable our NEOs to perform their responsibilities more efficiently. For example, Messrs. Rubright, Kiepura and Porter may use our airplanes for business and limited personal use. This perquisite helps keep them more secure, ensures their quick availability for company matters and permits them to work on company business without distractions. We believe that the benefit to us of providing this perquisite outweighs the costs to the company.

Employment Agreement with James A. Rubright. On February 7, 2006, we entered into an employment agreement with Mr. Rubright concerning his employment as our CEO. The employment agreement was amended and restated on November 21, 2008 to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. As of December 17, 2011, Mr. Rubright’s 65th birthday, all of the rights and benefits that Mr. Rubright had under his employment agreement terminated, but he continues to be bound by certain obligations to us set forth in the employment agreement that are described below. He may be terminated by us without cause upon 30 days’ written notice.

In the employment agreement, Mr. Rubright has agreed that during his employment and for three years following the date of termination of his employment or his resignation for any reason, he will not knowingly, without our prior written consent, disclose to any person, firm or corporation any material confidential information of our company or its subsidiaries that is now known to Mr. Rubright or that hereafter may become known to Mr. Rubright as a result of his employment or association with our company and that would be helpful to a competitor. Mr. Rubright has also agreed that, for a period of three years following the date of termination of his employment or his resignation for any reason, he will not induce, either directly or indirectly, any salaried employee of our company or any of its subsidiaries to terminate his or her employment, and he will not call on or solicit for the purpose of competing with our company or its subsidiaries any customers of our company or its subsidiaries. In the event of a breach by Mr. Rubright of these covenants, we will have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, in addition to pursuing any other rights and remedies at law or in equity that we may have.

Employment Agreement with James B. Porter III. Effective as of March 5, 2008, in connection with our acquisition of Southern Container Corp. (which we refer to as “SCC”), we assumed an employment agreement with Mr. Porter that he had previously entered into with SCC before our acquisition of it. Unless terminated earlier by us or Mr. Porter, the term of Mr. Porter’s employment agreement will end on December 31, 2012. At the end of its term and any extension term, the term will be automatically extended for additional one-year terms unless either of us or Mr. Porter has notified the other of non-extension of the term at least 30 days prior to the scheduled termination date.

In accordance with his employment agreement, Mr. Porter’s base salary for calendar year 2010 was $547,500. For calendar year 2011 his salary was $603,807, which exceeded the amount set forth in his employment agreement. Mr. Porter’s salary is no longer set in accordance with his employment agreement. Since January 1, 2009, Mr. Porter has been entitled to a bonus determined and paid in accordance with our annual executive bonus program, which we discussed above in the section entitled “Executive Compensation — Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Annual Performance Bonus.” In accordance with that program, our compensation committee has established Mr. Porter’s performance goals, with a bonus threshold of 75% of Mr. Porter’s base salary, a target of 100% of his base salary and a maximum of 135% of his base salary. We also agreed in Mr. Porter’s employment agreement to provide him with a $1,000 per month car allowance.

In connection with his employment agreement, Mr. Porter has agreed that during the term of his employment with us and at all times after his departure he will not use or disclose any information concerning us or our business affairs or our trade secrets acquired by him while employed by us. Mr. Porter has also agreed that during his employment with us and for two years after his separation from us he will not directly or indirectly individually or in any capacity engage or participate in or give any advice or assistance to or work as a manager in any business that competes with us or has an equity interest in a box plant or paper mill within a 200 mile radius of any of SCC’s box plants or paper mills.

Mr. Porter has further agreed that during the term of his employment with us and for 2 years after its termination he will not solicit any customers who were our customers at the time of his employment or induce any of our employees or representatives to join him or any business which he may be associated with in any capacity. If Mr. Porter breaches any of his covenants regarding competition with us, or solicitation or inducement of our customers or employees, we will have the right to an injunction or other restrictions in court.

In the event that Mr. Porter’s employment with us is terminated due to his death or permanent disability, or by us without “Gross Cause” (as defined below), a pro rated portion of his bonus will be paid by us to him (or, in the event of his death prior to such payment, to his designated beneficiary or beneficiaries) at the time his bonus would have been paid had his employment continued for the full fiscal year in which it was terminated.

Under his employment agreement, we may terminate Mr. Porter’s employment with us with or without Gross Cause. However, if we terminate him other than for Gross Cause, we shall pay him an amount equal to 12 months of his base salary, at the rate in effect on the date of termination, payable at the times his salary would have otherwise been paid had his employment continued over a 12-month severance period.

Additionally, if Mr. Porter’s employment is terminated prior to the termination date of his agreement by us for grounds that would not constitute Gross Cause or the employment agreement is not renewed for any additional period at the time of its termination in accordance with its terms, then:

•

Mr. Porter’s outstanding unvested stock options, if any, will, as of the date of termination of his employment, become immediately vested in full and shall become immediately exercisable and will remain exercisable until the earlier of ninety (90) days following the date of his termination of employment or the latest date on which any applicable options could be exercised under its terms had Mr. Porter’s employment with us not terminated.

•

Mr. Porter will be fully vested in any outstanding unvested long-term incentive awards from us other than stock options (which we refer to as “LTI Awards”) granted in any calendar year prior to the calendar year in which he terminates employment, provided that any applicable performance goals under the applicable LTI Awards have been satisfied in accordance with their terms; and (ii) Mr. Porter will be vested in a prorated portion of any LTI Award granted in the calendar year in which he terminates employment.

•	Any payment of an LTI Award described above will be made at the time payment would have otherwise been made had Mr. Porter’s employment not terminated.

“Gross Cause” would include Mr. Porter’s fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, breach of any material term of his employment agreement and any other similar cause.

Stock Ownership Guidelines

In order to better align the interests of our shareholders, executives and directors, our board of directors has adopted the following stock ownership guidelines. These guidelines reflect current corporate practices and result in the linking of a portion of the personal financial interests of the named executive officers, as well as certain other designated executives, through the ownership of our Common Stock, with the financial interests of our shareholders.

The guidelines are as follows:

•

Each named executive officer, other than our CEO, must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than three times the annual base salary of such person.

•	The CEO must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than six times the CEO’s annual base salary.

Tax Considerations

The compensation committee has reviewed the applicability of Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993. In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our named executive officers in excess of $1 million per year, effective for tax years beginning on or after January 1, 1994. Certain compensation that qualifies as “performance based” and is paid pursuant to a plan that has been approved by shareholders may be exempt from the Section 162(m) limit. We intend to qualify certain compensation paid to our named executive officers for deductibility under the Code, including Section 162(m). However, we believe that the interests of our company and our shareholders may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the compensation committee intends to retain the flexibility to provide for payments of compensation that is not deductible. Payments under our annual executive bonus program and restricted stock awards under our 2004 Incentive Stock Plan are generally qualified as performance based compensation and exempt from the Section 162(m) limit.

Mr. Porter’s employment agreement is in compliance with Section 409A of the Code.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Based on this review and discussion, the compensation committee recommended that the board of directors include the Compensation Discussion and Analysis in this proxy statement and our annual report on Form 10-K for the fiscal year ended September 30, 2011.

Lawrence L. Gellerstedt III, chairman, compensation committee

Timothy J. Bernlohr, compensation committee member

G. Stephen Felker, compensation committee member

John W. Spiegel, compensation committee member

Bettina M. Whyte, compensation committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows, as applicable, the total compensation earned during fiscal years 2011, 2010 and 2009 by those persons who: (1) served as our chief executive officer during fiscal 2011, (2) served as our chief financial officer during fiscal 2011, and (3) were our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2011.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
James A. Rubright	2011	$1,112,250	$3,392,026	$752,910	$1,857,275	$4,152,738	$266,987	$11,534,186
Chairman and Chief Executive Officer	2010	$1,037,500	$2,561,400	$571,373	$1,536,211	$3,191,895	$190,690	$9,089,069
	2009	$981,250	$2,272,980	$605,238	$1,472,250	$4,595,326	$163,024	$10,090,068

Michael E. Kiepura	2011	$514,650	$1,050,345	$227,561	$584,662	$169,998	$80,245	$2,627,461
President - Consumer Packaging	2010	$472,500	$875,145	$193,259	$501,224	$165,350	$62,851	$2,270,329
	2009	$450,000	$819,330	$217,446	$474,371	$224,368	$54,355	$2,239,870

James B. Porter III	2011	$603,807	$1,239,628	$274,792	$690,424	$0	$236,654	$3,045,305
President - Corrugated Packaging and Recycling	2010	$542,234	$875,145	$193,259	$571,201	$0	$212,460	$2,394,299
	2009	$521,375	$819,330	$217,446	$937,648	$0	$893,635	$3,389,434

Steven C. Voorhees	2011	$489,065	$958,739	$209,941	$522,982	$165,748	$69,956	$2,416,431
Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2010	$442,500	$725,730	$159,648	$442,742	$167,115	$61,924	$1,999,659
	2009	$407,500	$687,180	$195,238	$405,405	$202,271	$53,616	$1,951,210

Robert B. McIntosh	2011	$357,014	$405,035	$84,921	$305,022	$103,129	$41,862	$1,296,983
Executive Vice President, General Counsel and Secretary	2010	$328,750	$337,251	$72,262	$253,376	$98,283	$46,003	$1,135,925
	2009	$305,000	$296,016	$82,000	$229,307	$150,177	$40,266	$1,102,766

(1)	Except for Mr. Kiepura, the salary amounts for fiscal 2009 reflect three months of salary at the calendar year 2008 rate in effect on October 1, 2009 and nine months of salary at the calendar year 2009 rate, effective as of January 1, 2009. Mr. Kiepura’s amount for fiscal 2009 reflects twelve months of salary at the rate set forth above. The salary amounts for fiscal 2010 reflect three months of salary at the calendar year 2009 rate in effect on October 1, 2009 and nine months of salary at the calendar year 2010, effective as of January 1, 2010. The salary amounts for fiscal 2011 for Mr. Rubright reflect three months of salary at an adjusted rate for calendar year 2010, effective as of October 1, 2010, and nine months of salary at the calendar year 2011 rate, effective as of January 1, 2011. The salary amounts for fiscal 2011 for the named executive officers other than Mr. Rubright reflect three months of salary at an adjusted rate for calendar year 2010, effective as of October 1, 2010, approximately five months of salary at the initial calendar year 2011 rate, effective as of January 1, 2011, and approximately four months of salary at an increased rate, effective as of May 28, 2011, to reflect their additional responsibilities arising as the result of our acquisition of Smurfit-Stone.

(2)

In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the aggregate grant date fair value of the award of stock or options measured in dollars and calculated in accordance with ASC 718. For grants of restricted stock, the fair value per share is equal to the closing sale price of our Common Stock on the NYSE on the date of grant (i.e., $26.43 on March 18, 2009, $42.69 on January 29, 2010, $68.65 on February 28, 2011 and $62.06 on July 20, 2011). The grants of restricted stock in fiscal 2011 contain a performance condition that may be adjusted from 0-200% of target subject to the level of performance attained. SEC regulations require us to disclose the aggregate fair value at the grant date based upon the probable outcome of such conditions. The amounts shown in the Summary Compensation Table for the fiscal 2011 stock awards are calculated at 100% of target which is what the expected probable outcome of the performance condition at the grant date. The aggregate fair value of the fiscal 2011 performance awards at the maximum 200% of target would be as follows: Mr. Rubright, $6,784,052; Mr. Kiepura, $2,100,690, Mr. Porter, $2,479,256; Mr. Voorhees, $1,917,478, and Mr. McIntosh, $810,070. The grants of restricted stock in fiscal 2010 and fiscal 2009 contain a performance condition that may be adjusted from 0-150% of target subject to the level of performance attained. For the grants of restricted stock in fiscal 2010, the expected probable outcome of the performance condition was expected to be 100% of target at the grant date. The aggregate fair value of the fiscal 2010 performance awards at the maximum 150% of target would be as follows: Mr. Rubright, $3,842,100; Mr. Kiepura, $1,312,718, Mr. Porter, $1,312,718; Mr. Voorhees, $1,088,595, and Mr. McIntosh, $505,877. For the grants of restricted stock in fiscal 2009, the expected probable outcome for the performance condition was expected to be 100% at the grant date. The aggregate fair value of the fiscal 2009 performance awards at the maximum 150% of target would be as follows: Mr. Rubright, $3,409,470; Mr. Kiepura, $1,228,995, Mr. Porter, $1,228,995; Mr. Voorhees, $1,030,770, and Mr. McIntosh, $444,024. For stock options, the fair value per share is based on certain assumptions which we explain in Note 16 to our financial statements which are included in our annual report on Form 10-K for the fiscal year ended September 30, 2011. We disclose the aggregate expense without reduction for assumed forfeitures (as we do for financial reporting purposes).

The shares of restricted stock granted in fiscal 2009 will vest upon completion of service on March 18, 2012. The shares of restricted stock granted in fiscal 2009 are registered in the individual’s name and have voting and dividend rights in accordance with our policy at the time of issuance upon satisfaction of the applicable performance conditions which occurred in fiscal 2011. The shares of restricted stock granted in fiscal 2010 and 2011 will vest and be registered in the individual’s name in accordance with the description in the section titled “Compensation Discussion and Analysis—Restricted Stock and Stock Options” above.

(3)	Amounts shown in this column include payments made to our NEOs under our annual executive bonus program. Awards paid under this program for fiscal 2009 were earned in fiscal 2009 but not paid until fiscal 2010, other than Mr. Porter’s award, which is discussed below; awards for fiscal 2010 were earned in fiscal 2010 but not paid until fiscal 2011; and awards for fiscal 2011 were earned in fiscal 2011 but not paid until fiscal 2012. Mr. Porter’s non-equity incentive plan compensation amount for fiscal 2009 includes a payment for calendar year 2008 in the amount of $518,333 that was made in January 2009 in accordance with his employment agreement and a prorated bonus under our annual executive bonus plan earned for the months of January through September 2009 in the amount of $419,315 that was paid in fiscal 2010.

(4)	This column shows the increase from September 30, 2008 to September 30, 2009, from September 30, 2009 to September 30, 2010 and from September 30, 2010 to September 30, 2011, respectively, in the actuarial present value of accumulated benefits for each NEO under the Pension Plan and SERP. It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential interest on the deferred compensation of our named executive officers. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 were determined as of the end of each fiscal year using compensation data through September 30 and include the current year’s bonuses paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until 65 and then retire. The discount rates used as of September 30, 2008, September 30, 2009, September 30, 2010 and September 30, 2011 were 7.5%, 5.53%, 5.413%, and 5.273%, respectively, for the Pension Plan and 7.5%, 4.21%, 3.21% and 3.41%, respectively, for the SERP. The lump sum rates (SERP only) used as of September 30, 2008, September 30, 2009, September 30, 2010 and September 30, 2011 were 3.85%, 3.31%, 2.53% and 1.92%, respectively. Note that for September 30, 2009, September 30, 2010 and September 30, 2011, the lump sum rate used for the portion of Mr. Rubright’s SERP benefit accrued as of March 31, 2009 was 2.645%. Also, for September 30, 2010 and September 30, 2011, the lump sum rate used for the portion of Mr. Rubright’s SERP benefit accrued between April 1, 2009 and December 31, 2009 was 3.6625%. As of September 30, 2011, the lump sum rate used to calculate Mr. Rubright’s SERP benefit accrued after December 31, 2009 is 2.30% . The lump sum mortality table (SERP only) used as of September 30, 2008, September 30, 2009, September 30, 2010 and September 30, 2011 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality tables (qualified pension plan only) were RP-2000 Combined Healthy with White Collar adjustment for males and females projected to 2009 with Scale AA (as of September 30, 2008), and projected to 2010 with Scale AA (as of September 30, 2009 and September 30, 2010) and projected to 2018 with Scale AA (as of September 30, 2011).

(5)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

All Other Compensation Table

	Fiscal Year	James A. Rubright	Michael E. Kiepura	James B. Porter	Steven C. Voorhees	Robert B. McIntosh
Life Insurance Premiums	2011	$4,896	$2,970	$2,996	$3,504	$2,501
	2010	$4,896	$2,970	$2,996	$3,504	$2,501
	2009	$4,959	$3,033	$3,062	$3,567	$2,564
Company Contributions to Supplemental Plan and 401(k) Plan(A)	2011	$114,203	$32,963	$184,156	$29,852	$19,531
	2010	$76,686	$28,762	$30,163	$26,370	$17,264
	2009	$66,518	$27,206	$27,133	$24,062	$15,679
Dividends on Unvested Restricted Stock	2011	$124,417	$41,100	$27,900	$36,600	$19,830
	2010	$77,350	$21,488	$0	$21,488	$16,380
	2009	$56,058	$15,375	$0	$15,375	$12,165
Club Memberships	2011	$0	$0	$0	$0	$0
	2010	$6,618	$5,370	$12,650	$6,300	$5,880
	2009	$6,231	$5,269	$13,047	$6,300	$5,880
Airplane Usage(B)	2011	$23,471	$3,212	$0	$0	$0
	2010	$19,890	$0	$0	$0	$0
	2009	$24,955	$0	$0	$0	$0
Other(C)	2011	$0	$0	$21,602	$0	$0
	2010	$5,250	$4,261	$166,651	$4,262	$3,978
	2009	$4,303	$3,472	$850,393	$4,312	$3,978

Total	2011	$266,987	$80,245	$236,654	$69,956	$41,862
	2010	$190,690	$62,851	$212,460	$61,924	$46,003
	2009	$163,024	$54,355	$893,635	$53,616	$40,266

(A)	Under the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. Additionally, we contribute designated amounts to Messrs. Rubright’s and Porter’s individual retirement accounts. Certain amounts disclosed in this row are also disclosed in the table below titled “Nonqualified Deferred Compensation Table.” The amount disclosed in this row for Mr. Porter also reflects profit sharing contributions made to the Southern Container Corp. Employees 401(k) Plan.

(B)	In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts we report are consistent with this standard. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip.

(C)	These amounts include tax gross-up payments related to our reimbursements of club membership fees for the following NEOs in the following amounts: Mr. Rubright, 2010: $5,250 and 2009: $4,303; Mr. Kiepura, 2010: $4,261 and 2009: $3,472; Mr. Voorhees, 2010: $4,262 and 2009: $4,312; and Mr. McIntosh, 2010: $3,978 and 2009: $3,978. For Mr. Porter, this amount includes $816,298 paid by us in 2009 in connection with Mr. Porter’s employment agreement and our acquisition of SCC, $135,000 in 2010 for a moving allowance related to Mr. Porter’s relocation to our home office in Norcross, Georgia that was paid in fiscal 2011 but earned in fiscal 2010; $12,000 in 2011, $12,000 in 2010 and $12,000 in 2009 for Mr. Porter’s automobile allowance; $11,436 in 2010 and $10,440 in 2009 for tax gross-up payments related to our reimbursement of his club membership fees; $9,275 in 2011, $8,215 in 2010 and $5,959 in 2009 for tax gross-up payments related to our payment of his automobile allowance; and $327 in 2011 and $1,936 in 2009 for tax gross-up payments related to our payment of his life insurance premiums. We have discontinued reimbursing our NEOs for club memberships and the related tax gross-up payments as of September 30, 2010.

Grants of Plan-Based Awards

The following table provides information as to the grants of plan-based awards to each named executive officer during fiscal 2011. This includes restricted stock and stock option awards under the 2004 Incentive Stock Plan, which is discussed in greater detail in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock and Stock Options.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options ($)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James A. Rubright	10/28/2010	$1,228,607	$1,511,357	$1,891,714
	2/28/2011				0	44,800	89,600			$3,075,520
	2/28/2011							25,375	$68.65	$673,394
	7/20/2011				0	5,100	10,200			$316,506
	7/20/2011							3,325	$62.06	$79,515

Michael E. Kiepura	10/28/2010	$374,567	$488,182	$620,266
	2/28/2011				0	15,300	30,600			$1,050,345
	2/28/2011							8,575	$68.65	$227,561

James B. Porter	10/28/2010	$438,315	$571,870	$728,727
	2/28/2011				0	15,300	30,600			$1,050,345
	2/28/2011							8,575	$68.65	$227,561
	7/20/2011				0	3,050	6,100			$189,283
	7/20/2011							1,975	$62.06	$47,231

Steven C. Voorhees	10/28/2010	$283,219	$396,866	$529,155
	2/28/2011				0	12,700	25,400			$871,855
	2/28/2011							7,100	$68.65	$188,418
	7/20/2011				0	1,400	2,800			$86,884
	7/20/2011							900	$62.06	$21,523

Robert B. McIntosh	10/28/2010	$156,790	$235,185	$313,580
	2/28/2011				0	5,900	11,800			$405,035
	2/28/2011							3,200	$68.65	$84,921

(1)	These columns represent restricted stock grants made under the 2004 Incentive Stock Plan on February 28, 2011 and July 20, 2011, which vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock and Stock Options.”

(2)	The stock options granted to the named executive officers in fiscal 2011 have a 10-year term and vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Components of our Executive Compensation Program — Restricted Stock and Stock Options.” Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to change in control, death, disability and retirement). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of September 30, 2011 for the named executive officers. The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any). For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing sale price of our Common Stock at the end of the most recently completed fiscal year by the number of shares of stock or the amount of equity incentive plan awards, respectively.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)
James A. Rubright	59,500	0	0	$35.95	5/10/2017
	77,000	0	0	$29.10	3/19/2018
	41,333	20,667	0	$26.43	3/18/2019
	0	34,000	0	$42.69	1/29/2020
	0	25,375	0	$68.65	2/28/2021
	0	3,325	0	$62.06	7/20/2021
						129,000	$6,279,720	109,900	$5,349,932
Michael E. Kiepura	5,567	0	0	$35.95	5/10/2017
	14,666	0	0	$29.10	3/19/2018
	6,667	13,333	0	$35.76	8/1/2018
	14,850	7,425	0	$26.43	3/18/2019
	0	11,500	0	$42.69	1/29/2020
	0	8,575	0	$68.65	2/28/2021
						46,500	$2,263,620	35,800	$1,742,744
James B. Porter	6,667	13,333	0	$35.76	8/1/2018
	14,850	7,425	0	$26.43	3/18/2019
	0	11,500	0	$42.69	1/29/2020
	0	8,575	0	$68.65	2/28/2021
	0	1,975	0	$62.06	7/20/2021
						46,500	$2,263,620	38,850	$1,891,218
Steven C. Voorhees	40,000	0	0	$11.23	5/29/2015
	16,700	0	0	$35.95	5/10/2017
	22,000	0	0	$29.10	3/19/2018
	13,333	6,667	0	$26.43	3/18/2019
	0	9,500	0	$42.69	1/29/2020
	0	7,100	0	$68.65	2/28/2021
	0	900	0	$62.06	7/20/2021
						39,000	$1,898,520	31,100	$1,513,948
Robert B. McIntosh	12,500	0	0	$15.40	5/4/2014
	11,900	0	0	$35.95	5/10/2017
	15,500	0	0	$29.10	3/19/2018
	5,600	2,800	0	$26.43	3/18/2019
	0	4,300	0	$42.69	1/29/2020
	0	3,200	0	$68.65	2/28/2021
						16,800	$817,824	13,800	$671,784

(1)	Vesting dates of unvested stock option awards are as follows: Mr. Rubright — 20,667 on March 18, 2012, 34,000 on January 29, 2013, 25,375 on February 28, 2014 and 3,325 on July 20, 2014; Mr. Kiepura — 7,425 on March 18, 2012, 6,666 on August 1, 2012, 11,500 on January 29, 2013, 6,667 on August 1, 2013, 8,575 on February 28, 2014; Mr. Porter — 7,425 on March 18, 2012, 6,666 on August 1, 2012, 11,500 on January 29, 2013, 6,667 on August 1, 2013, 8,575 on February 28, 2014 and 1,975 on July 20, 2014; Mr. Voorhees — 6,667 on March 18, 2012, 9,500 on January 29, 2013, 7,100 on February 28, 2014 and 900 on July 20, 2014; and Mr. McIntosh — 2,800 on March 18, 2012, 4,300 on January 29, 2013, and 3,200 on February 28, 2014.

(2)	Vesting dates of earned but unvested stock grants are as follows: Mr. Rubright — 129,000 on March 18, 2012; Mr. Kiepura — 46,500 on March 18, 2012; Mr. Porter — 46,500 on March 18, 2012; Mr. Voorhees — 39,000 on March 18, 2012; and Mr. McIntosh — 16,800 on March 18, 2012.

(3)	Based on the closing sale price of $48.68 for our Common Stock on September 30, 2011, the last trading date of our fiscal year, as reported on the NYSE.

(4)	Unearned stock grants are subject to performance conditions. The performance conditions for the restricted stock grants made in fiscal 2011 are described in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock and Stock Options.” The number of shares reported in this column is based upon us achieving the applicable target market or target performance conditions. In the event that the applicable market or performance conditions are met at target, the vesting dates of unearned and unvested stock grants are as follows: Mr. Rubright — 60,000 on January 29, 2013 and 49,900 on February 28, 2014; Mr. Kiepura — 20,500 on January 29, 2013 and 15,300 on February 28, 2014; Mr. Porter — 20,500 on January 29, 2013 and 18,350 on February 28, 2014; Mr. Voorhees — 17,000 on January 29, 2013 and 14,100 on February 28, 2014; and Mr. McIntosh — 7,900 on January 29, 2013 and 5,900 on February 28, 2014.

Value Realized from Stock Options and Stock Appreciation Awards

The following table provides information concerning exercises of stock options, and vesting of stock, including restricted stock, during fiscal 2011 for each of the named executive officers on an aggregated basis. In some cases, this includes the vesting of performance stock which vested in the most recently completed fiscal year but which was granted in previous years. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

Option Exercises and Stock Vested Table for Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James A. Rubright	0	0	141,167	$9,409,213
Michael E. Kiepura	0	0	39,750	$2,648,948
James B. Porter III	0	0	0	0
Steven C. Voorhees	0	0	39,750	$2,648,948
Robert B. McIntosh	0	0	29,100	$1,940,364

(1)	These amounts are calculated based on the closing sale price of the Common Stock on the vesting date.

Retirement Plans

Pension Plan. Our named executive officers, other than Mr. Porter, participate in our defined benefit plan for salaried and nonunion hourly employees (which we refer to as our “Pension Plan”). Our Pension Plan was amended effective as of March 1, 2005, to add a new benefit formula. After February 28, 2005, the new benefit formula (which we refer to as the “2005 benefit formula”) equals 1% of a participant’s compensation (as defined in the Pension Plan). In connection with the amendment, covered employees who were 35 years old or older or who had five years or more of vested service on December 31, 2004, were required to elect one of two options effective March 1, 2005: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the Rock-Tenn Company 401(k) Retirement Savings Plan (which we refer to as the “401(k) Plan”) or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers who participate in our Pension Plan elected to cease future pension accruals during the

Pension Plan’s election periods in December 2004 and January 2005. Covered employees who were under 35 years of age and who had less than five years of vested service on December 31, 2004 automatically ceased accruals in the Pension Plan effective as of December 31, 2004 and became eligible for an enhanced match under the 401(k) Plan.

The 2005 benefit formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to our Pension Plan also froze the benefit, if any, accrued for each participant as of February 28, 2005, under prior benefit formulae utilized under the Pension Plan. Therefore, other than as set forth in the following two sentences, all NEOs, other than Mr. Porter, will receive a benefit at retirement equal to the sum of (1) their benefit accrued as of December 31, 1997, under the old four-part benefit formula in effect on that date, if any, (2) their benefit accrued after that date and through February 28, 2005, under the benefit formula in effect during that period, and (3) their benefit accrued under the 2005 benefit formula on and after March 1, 2005. With respect to Mr. Kiepura, he will receive a benefit at retirement equal to the sum of (1) his benefit accrued as of December 31, 1997, which includes a frozen benefit accrued during his employment with his former employer that we purchased and a benefit under the old four-part benefit formula, (2) his benefit accrued after that date and through February 28, 2005, and (3) his benefit accrued under the 2005 benefit formula on and after March 1, 2005.

Our Pension Plan was again amended effective as of January 1, 2006, to allow the remaining participants under the Pension Plan to elect one of two options: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the 401(k) Plan or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers elected to cease future pension accruals during the Pension Plan’s election periods.

Under our Pension Plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the Pension Plan or any other employee benefit plan or any income from a stock option plan. No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Code. This limit is periodically adjusted for inflation by the United States Secretary of the Treasury and this limit, as adjusted, was $245,000 for calendar years 2009, 2010 and 2011 and will be $250,000 for calendar year 2012.

A participating employee’s right to benefits under our Pension Plan vests after five years of service or at normal retirement age, whichever is earlier. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan.

SERP. The Rock-Tenn Company Supplemental Executive Retirement Plan (which we refer to as the “SERP”) is designed to supplement a participant’s benefit under our Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in a lump sum for participants whose employment terminates on or after November 11, 2005. Currently, there are approximately 15 active employees who participate in the SERP, including the named executive officers with the exception of Mr. Porter.

Under the SERP there are four benefit levels (which we refer to as “level 1,” “level 2,” “level 3” and “level 4”), but no benefit will be paid under level 1, level 2 or level 3 to a participant if the participant is not eligible for a vested benefit under our Pension Plan. The compensation committee determines who will participate in the SERP and the benefit level for such participant. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under our Pension Plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns will be based on the aggregate of the participant’s base salary and bonus paid, and there is no compensation cap. Five of our active employees, including our named executive officers other than our CEO and Mr. Porter, participate in the SERP at benefit level 2.

Benefit level 3 will provide a benefit payable upon retirement to a participant which, when added to certain of the participant’s other deferred compensation benefits from us, will be equal to 3.5833% of a participant’s final average pay for each year of benefit service, plus three years. A participant’s final average pay will be the average of the highest three years of the participant’s base salary and bonus during the five-year period immediately preceding the participant’s termination of employment, and the benefit under level 3 will take into account the participant’s benefit payable under our Pension Plan and the participant’s primary social security benefit and will be further reduced by an amount equal to $207,153. Currently, only our CEO participates in the SERP at benefit level 3. Our compensation committee approved changes to the level 3 formula on October 27, 2011 to remove the maximum years of benefit service, to define the benefit as payable at retirement as opposed to age 65 and to remove the change in control provisions. Prior to the amendment, a level 3 participant who was 60 years of age or older upon a change in control would be deemed to have 15 years of benefit service.

Mr. Rubright’s SERP benefit level 3 will be paid in a lump sum. The lump sum will be calculated starting with Mr. Rubright’s annual benefit under the SERP payable in life only annuity and then reducing such benefit by his annual primary social security benefit, his annual Pension Plan benefit and the annuitized value of $207,153. This amount is then converted to a lump sum amount by using certain retirement factors and conversion factors as defined in the SERP. As of March 31, 2009, the SERP was amended to set the interest rate used to calculate the lump sum value of a level 3 benefit accrued as of March 31, 2009 at 2.645%. The SERP was further amended to set the interest rate used to calculate the lump sum value of a level 3 benefit accrued during the period commencing on April 1, 2009 and ending on December 31, 2009 at 3.6625%.

None of our NEOs participate in the SERP at benefit level 4.

The following table illustrates the actuarial present value as of September 30, 2011 of benefits accumulated by the named executive officers under the Pension Plan and the SERP using the methodology required by the SEC pursuant to the Financial Accounting Standards Board’s Accounting Standard’s Codification 715, “Compensation—Retirement Benefits,” at the earliest unreduced retirement age under the plan.

Pension Benefits Table for Fiscal 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James A. Rubright	Rock-Tenn Company Consolidated Pension Plan	12.083	$399,085	$0

	Supplemental Executive Retirement Plan	15.0(1)	$19,077,849	$0

Michael E. Kiepura	Rock-Tenn Company Consolidated Pension Plan	16.25	$364,258	$0

	Supplemental Executive Retirement Plan	16.25	$452,530	$0

James B. Porter(3)	—	—	—	$0

Steven C. Voorhees	Rock-Tenn Company Consolidated Pension Plan	11.083	$233,309	$0

	Supplemental Executive Retirement Plan	11.083	$558,017	$0

Robert B. McIntosh	Rock-Tenn Company Consolidated Pension Plan	16.0	$291,798	$0

	Supplemental Executive Retirement Plan	16.0	$247,010	$0

(1)	Under the SERP benefit level 3 formula, Mr. Rubright receives three additional years of credited service in the calculation of his SERP 3 benefits.

(2)	The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65 were determined as of the end of the fiscal year using compensation data through September 30 that includes bonuses for fiscal 2011 paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until age 65 and then retire. The discount rates used as of September 30, 2011 were 5.273% (for the Rock-Tenn Company Consolidated Pension Plan) and 3.41% (for the SERP). The lump sum rate (SERP only) used as of September 30, 2011 was 1.92% (except the lump sum rate applied to Mr. Rubright’s SERP benefit accrued to March 31, 2009 is 2.645%, and the lump sum rate applied to Mr. Rubright’s SERP benefit accrued during the period April 1, 2009 to December 31, 2009 is 3.6625% and 2.30% for benefits accrued after December 31, 2009). The lump sum mortality table (SERP only) used as of September 30, 2011 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality (qualified pension plan only) table used as of September 30, 2011 was RP-2000 Combined Healthy with White Collar adjustment for males and females projected to 2018 with Scale AA.

(3)	Mr. Porter does not participate in our Pension Plan or the SERP.

Nonqualified Deferred Compensation

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last Fiscal Year” indicates the aggregate amount contributed to such plans by each named executive officer during fiscal 2011.

The column “Registrant Contributions in Last Fiscal Year” indicates our aggregate contributions on behalf of each named executive officer during fiscal 2011. Generally, our contributions to nonqualified deferred compensation plans are our matching contributions under the Senior Executive part of the Supplemental Plan in an amount equal to 50% of the participant’s contributions to the Supplemental Plan. Additionally, we make designated contributions for Mr. Rubright and Mr. Porter each pay period under the individual retirement accounts part of the Supplement Plan. We also make matching contributions or profit sharing contributions to our qualified 401(k) plans, but those plans are tax qualified and, therefore, we do not include our contributions to them in this table. We include our matches to all plans in the table titled “All Other Compensation Table” included in footnote 5 of the table titled “Summary Compensation Table” above.

The column “Aggregate Earnings in Last Fiscal Year” indicates the total dollar amount of interest or other earnings accrued during fiscal 2011, including interest and dividends paid at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation.

The column “Aggregate Balance at Last Fiscal Year-End” reports the total balance of the executive’s account as of September 30, 2011.

Nonqualified Deferred Compensation Table for Fiscal 2011

Name	Executive Contributions in Last Fiscal Year(1)(2) ($)	Registrant Contributions in Last Fiscal Year(2)(3) ($)	Aggregate Earnings in Last Fiscal Year(4) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End (4) ($)
James A. Rubright	$161,207	$106,853	$(12,848)	$0	$997,968
Michael E. Kiepura	$51,782	$25,891	$1,805	$0	$285,547
James B. Porter	$61,827	$169,455	$(21,580)	$0	$298,185
Steven C. Voorhees	$45,562	$22,781	$(247)	$0	$405,257
Robert B. McIntosh	$24,361	$12,181	$(10,636)	$0	$177,716

(1)	After each named executive officer reaches the designated maximum contribution or compensation limit under the 401(k) Plan, he may defer up to 6% of his salary, and separately, he may defer up to 6% of his bonus pursuant to the Supplemental Plan.

(2)	The amounts represent contributions on amounts earned in fiscal 2011 by the applicable named executive officers.

(3)	Under the Senior Executive part of the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. We make additional contributions on behalf of Mr. Rubright and Mr. Porter under the individual retirement accounts part of the Supplemental Plan. Certain amounts disclosed in this column are also disclosed for fiscal 2011 in the table titled “All Other Compensation Table” included in footnote 5 of the table titled “Summary Compensation Table” above. The amounts disclosed in the two tables do not correspond because this table only discloses contributions to the Supplemental Plan on amounts earned during fiscal 2011 and amounts disclosed for fiscal 2011 in the table titled “All Other Compensation Table” discloses contributions to the Supplemental plan and the 401(k) Plan in fiscal 2011.

(4)

These amounts are calculated by subtracting each named executive officer’s aggregate balance as of the end of fiscal 2010 and all contributions made by the applicable executive and the company on amounts earned from the applicable named executive officer’s aggregate balance as of the end of fiscal 2011. The fiscal 2011 aggregate earnings and balance is projected to include contributions and earnings on amounts earned in fiscal 2011 but contributed in fiscal 2012.

Supplemental Retirement Savings Plan. The Rock-Tenn Company Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”) is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. The Supplemental Plan is comprised of three parts. The first, we call the Senior Executive plan, in which the named executive officers and certain other senior executives are eligible to participate. We contribute an amount to each participant’s account maintained under the Senior Executive plan equal to 50% of the participant’s contributions. The second part, we call the Broad Based plan, in which certain other employees deemed highly compensated employees (and who are subject to a cap on deferral contributions under the 401(k) Plan) are eligible to participate. The third part, individual retirement accounts, is described below.

Effective July 20, 2011, the Compensation Committee authorized an amendment to the Supplemental Plan to provide for additional retirement contributions for designated executive officers of the Company. In connection with the amendment, Mr. Rubright and Mr. Porter were designated participants to receive the additional contributions established as individual retirement accounts in the Supplemental Plan. Mr. Rubright’s contribution amount is $450,000 per year effective as of September 10, 2011. Mr. Porter’s contribution amount is $400,000 per year effective as of May 27, 2011. Contributions are deemed contributed in substantially equal installments each semi-monthly pay period, prorated for partial pay periods on a daily basis. Contributions will end at separation of service from our company.

Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant in the Senior Executive plan elects the amount of eligible base salary and eligible bonus to be deferred, up to 6%. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are the same as the investment alternatives available under the 401(k) Plan or are in our view comparable to the investment alternatives available under the 401(k) Plan.

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a reduction in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees.

For the purpose of the quantitative disclosure in the following table, in accordance with SEC regulations and except as specifically noted in footnote 1 to the table below with respect to Mr. Rubright, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing sale price on the NYSE as of that date of $48.68.

Severance. Mr. Porter or his representative will receive payments in the event of his death, disability or termination in accordance with his employment agreement as described above in the section titled “Compensation Discussion and Analysis — Employment Agreement with James B. Porter III.” No other NEOs are entitled to severance payments resulting from termination or a change in control of our company or a change in his responsibilities.

Acceleration of Stock Grants and Stock Options. All stock options held by a named executive officer at the time of his death or disability will be immediately exercisable. In the event of a change in control, any conditions to the exercise of outstanding stock options and any issuances and forfeiture conditions on outstanding stock grants issued will be deemed satisfied, and, in such event, our board of directors under certain circumstances has the right to cancel such options and stock grants after providing each employee and director a reasonable period to exercise his or her options and to take such action as necessary to receive the shares subject to any stock grant.

All unearned restricted stock held by a named executive officer will immediately vest at the time of his death or disability but will still be subject to any performance requirements connected with the applicable restricted stock.

Also, the restricted stock grants made by the compensation committee on March 19, 2009 and January 29, 2010 will fully vest immediately upon a change in control at the maximum pay-out of 150% of the relevant target award amount provided that the applicable named executive officer is employed by us at the time of the change in control. The restricted stock grants made by the compensation committee on February 28, 2011 and July 20, 2011 will vest as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.”

Potential Payments Upon Termination or Change in Control for Fiscal 2011

Name	Benefit	Before Change in Control, Termination w/o Cause	After Change in Control, Termination w/o Cause	Termination With Cause/ Resignation w/o Good Reason	Death or Disability	Change in Control
James A. Rubright	Severance(1)	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(2)	$0	$663,501	$0	$663,501	$663,501
	Accelerated Vesting of Restricted Stock(3)	$0	$15,519,184	$0	$11,629,652	$15,519,184
	SERP(4)	$19,068,260	$19,068,260	$19,068,260	$19,068,260	$0

	Total value:	$19,068,260	$35,250,945	$19,068,260	$31,361,413	$16,182,685

Michael E. Kiepura	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(2)	$0	$406,354	$0	$406,354	$406,354
	Accelerated Vesting of Restricted Stock(3)	$0	$5,250,138	$0	$4,006,364	$5,250,138
	SERP(4)	$456,978	$456,978	$456,978	$456,978	$0

	Total value:	$456,978	$6,113,470	$456,978	$4,869,696	$5,656,492

James B. Porter	Severance	$1,350,000	$1,350,000	$0	$675,000	$0
	Accelerated Vesting of Stock Options(2)	$406,354	$406,354	$0	$406,354	$406,354
	Accelerated Vesting of Restricted Stock(3)	$0	$5,547,086	$0	$4,154,838	$5,547,086
	SERP(4)	$0	$0	$0	$0	$0

	Total value:	$1,756,354	$7,303,440	$0	$5,236,192	$5,953,440

Steven C. Voorhees	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(2)	$0	$205,246	$0	$205,246	$205,246
	Accelerated Vesting of Restricted Stock(3)	$0	$4,512,636	$0	$3,412,468	$4,512,636
	SERP(4)	$554,035	$554,035	$554,035	$554,035	$0

	Total value:	$554,035	$5,271,917	$554,035	$4,171,749	$4,717,882

Robert B. McIntosh	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(2)	$0	$88,057	$0	$88,057	$88,057
	Accelerated Vesting of Restricted Stock(3)	$0	$1,969,106	$0	$1,489,608	$1,969,106
	SERP(4)	$249,600	$249,600	$249,600	$249,600	$0

	Total value:	$249,600	$2,306,763	$249,600	$1,827,265	$2,057,163

(1)

On September 30, 2011, Mr. Rubright had severance rights and special accelerated vesting rights for his stock options and restricted stock under his amended and restated employment agreement with us dated November 21, 2008. As of his 65th birthday on December 17, 2011, however, these rights will expire. Accordingly, we do not disclose any of these expiring rights in this table.

(2)	The calculation of the value of accelerated vesting of stock options is based upon the closing sale price of $48.68 of our Common Stock on the NYSE on September 30, 2011, the last trading day of our fiscal year, and the exercise price of $68.65 per share of the NEOs’ stock options granted on February 28, 2011, $42.69 per share of the NEOs’ stock options granted on January 29, 2010 and the exercise price of $26.43 per share of the NEOs’ stock options granted on March 18, 2009, the exercise price of $62.06 per share of the stock options granted to Messrs. Rubright, Porter, and Voorhees on July 20, 2011, and the exercise price of $35.76 per share of the stock options granted to Messrs. Kiepura and Porter on August 1, 2008.

(3)

The calculation of the value of accelerated vesting of restricted stock is based on the closing sale price of $48.68 of our Common Stock on the NYSE on September 30, 2011, the last trading day of our fiscal year, multiplied by the number of shares that would have vested on September 30, 2011 for each named executive officer upon the occurrence of the specified events. Upon a change in control, the restricted stock awards granted to the named executive officers in fiscal

2009 and 2010 will vest immediately at the maximum pay-out of 150% of the relevant target award, and the restricted stock awards granted to the named executive officers in fiscal 2011 will vest as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options”.

(4)	The SERP benefit above represents the potential payments from the SERP as of the end of fiscal 2011. These benefit payments were based on the accrued benefits at September 30, 2011 and were converted to lump sum amounts using the August 2011 10-year Treasury rate of 2.30%, except the lump sum rate applied to Mr. Rubright’s SERP benefit accrued to March 31, 2009 is 2.645%, and the lump sum rate applied to Mr. Rubright’s SERP benefit accrued from April 1, 2009 to December 31, 2009 is 3.6625%. Mr. Porter is not eligible for the SERP.

CERTAIN TRANSACTIONS

J. Powell Brown, a director of our company, is chief executive officer, president, a member of the board and a shareholder of Brown & Brown, Inc., the insurance agency that brokers a portion of the insurance for our company. During fiscal 2011, we paid Brown & Brown, Inc. approximately $10,049,244 for property and casualty insurance premiums brokered by Brown & Brown, Inc. These payments to Brown & Brown, Inc. are for premium payments that Brown & Brown, Inc. pays to various insurance providers on our behalf. For the fiscal year ending September 30, 2011, we paid Brown & Brown, Inc. approximately $500,000, inclusive of fees for services and commissions paid.

Administration of Related-Party Transactions

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the nominating and corporate governance committee as to directors and director nominees or by the audit committee as to executive officers. Our executive officers, directors and director nominees have rarely engaged in any such transactions with us, however. We do not have a formal written policy for approval or ratification of such transactions. Information included in directors’ responses to the questionnaires is reviewed annually by the board of directors for the purpose of assessing independence under our corporate governance guidelines, applicable rules and regulations of the SEC and the corporate governance standards of the NYSE, and we review all responses to insure that any transactions adhere to the standards set forth in the above-referenced guidelines and standards as well as our various codes of conduct.

REPORT OF THE AUDIT COMMITTEE

The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors (as defined in the listing standards applicable to the NYSE) and oversees on behalf of the board of directors our company’s financial reporting process and system of internal control over financial reporting. A copy of the audit committee charter is available on our Internet website at www.rocktenn.com. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements to be included in the annual report on Form 10-K for the fiscal year ended September 30, 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T) and applicable law.

In addition, the independent registered public accounting firm provided to the audit committee the written disclosures and the letter regarding its independence from management and our company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee discussed this information with the independent registered public accounting firm.

The audit committee discussed with our company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. The audit committee held seven meetings during fiscal 2011. The audit committee was updated no less than quarterly on management’s process to assess the adequacy of our company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting. The audit committee also discussed with the independent auditor our company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of our system of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2011, for filing with the SEC.

Bettina M. Whyte, chairman, audit committee

J. Powell Brown, audit committee member

Robert M. Chapman, audit committee member

Terrell K. Crews, audit committee member

Russell M. Currey, audit committee member

John W. Spiegel, audit committee member

James E. Young, audit committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The following table presents fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, and its affiliates (which we refer to collectively as “Ernst & Young”), for the fiscal years ended September 30, 2011 and September 30, 2010.

	2011(5)	2010(5)
Audit fees(1)	$6,205,495	$2,454,346
Audit-related fees(2)	$611,027	$1,995
Tax fees(3)	$1,141,536	$228,896
All other fees(4)	$0	$0

Total fees paid to auditor	$7,958,058	$2,685,237

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for Ernst & Young to fulfill their responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)	Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees above. For fiscal 2011 and fiscal 2010, these fees relate to due diligence services, audits of employee benefit plans, accounting consultations and our subscription to Ernst & Young’s Internet-based accounting and reporting resources.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice, and tax planning.

(4)	All other fees, if any, consist primarily of fees related to products and professional services that are not included in the amounts disclosed in the three other categories above. Ernst & Young did not perform any such services during these periods.

(5)	All of such Audit fees, Audit-related fees, and Tax fees that Ernst & Young billed for professional services were pre-approved by the audit committee or were otherwise pre-approved in accordance with our pre-approval policy described below.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

In accordance with its pre-approval policy, its charter and applicable rules and regulations adopted by the SEC, our audit committee reviews and pre-approves the terms of all audit services provided to us as well as all permissible audit-related and non-audit services to be provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the pre-approval policy, it requires specific pre-approval by our audit committee or the chairman of our audit committee before the commencement of each service. The term of any pre-approval is twelve months, unless the audit committee specifically provides for a different period.

In determining whether to pre-approve services, the audit committee is generally guided by the following principles. The independent registered public accounting firm engaged to perform audit work necessary for us to file required reports under the Exchange Act may not perform a service that: (1) impairs the independent registered public accounting firm’s independence; (2) creates a mutual or conflicting interest between the independent registered public accounting firm and us; (3) places the independent registered public accounting firm in the position of auditing its own work; or (4) results in the independent registered public accounting firm acting as management or an employee of our company.

The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management. However, the audit committee has appointed our chief accounting officer to assist it in monitoring compliance with the pre-approval policy, including ensuring whether the necessary pre-approvals from the audit committee or the chairman of our audit committee have been obtained and that the services carried out under the pre-approval policy is appropriately reported periodically (but not less than annually).

The audit committee will review and revise the pre-approval policy on a periodic basis (not less than annually) and update it as necessary based on subsequent determinations.

Engagements for our annual audit and quarterly reviews required under the Exchange Act (including the audit of internal control over financial reporting) are reviewed and pre-approved annually by the audit committee. The nature and dollar value of services provided under these engagements are periodically reviewed with the audit committee as changes in terms, conditions and fees resulting from changes in audit scope, our structure, or other matters occur.

The following services, consistent with the nature of services previously provided to us, are pre-approved under the pre-approval policy. All other audit, audit-related and non-audit services must be specifically pre-approved by the audit committee or the chairman of our audit committee prior to the commencement of each service.

•	Work associated with registered and unregistered securities offerings, including, without limitation, registration statements under the Securities Act;

•	statutory audits, employee benefit plan audits or other financial audit work required for non-U.S. subsidiaries that are not required for the Exchange Act audit;

•	attestation services;

•

advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us, including comments or inquiries made by the SEC or other regulatory agencies;

•	access to Ernst &Young’s Internet-based accounting and reporting resources;

•

assistance to us with understanding our internal control review and reporting obligations and, if requested, under the supervision of our management assisting us in the documentation of our internal controls and processes, not including the performance of any management review, evaluation or testing of internal controls for the purposes of management’s assertions about the effectiveness of internal controls;

•	review of our information systems security and controls;

•

preparation and/or review of tax returns (including amended returns and refund claims) to be filed by us with federal, state, local or foreign jurisdictions and related tax services, which includes assistance with audits and notices, voluntary disclosure and amnesty programs, estimated payment and extension calculations, tax projections, allocations and analytical review calculations and tax accounting method changes, statutory incentive credit assistance, transfer pricing analysis, inventory related calculations and assistance, fixed asset and depreciation assistance and cost segregation studies (but in no circumstances computing depreciation or maintaining our related records), analysis of tax legislation, and pronouncements, expatriate tax services and consultation and responses to questions from us regarding the tax implications of various items;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	general federal, state, and international tax planning and advice.

For the services receiving general pre-approval under the pre-approval policy listed above, any individual engagement with an estimated cost of more than $250,000 must nevertheless be specifically pre-approved by the audit committee or by the chairman of the audit committee before the aggregate fees incurred with respect to such engagement exceed $250,000; provided, however, the services for which general pre-approval under the pre-approval policy may be used during any fiscal year shall be limited to an aggregate of $1,000,000 of estimated costs and, once the $1,000,000 limit has been met, all services will require specific pre-approval by the audit committee or the chairman of the audit committee. The audit committee at its next regularly scheduled meeting will review services performed pursuant to the general pre-approvals granted under the pre-approval policy and services pre-approved by the chairman of the audit committee. In addition, the nature and dollar value of services performed under the general pre-approval guidelines shall be reviewed with the audit committee on an at least an annual basis.

Our independent registered public accounting firm may not perform any service that is proscribed by law, regulation, the NYSE or regulatory authorities or organizations charged with oversight of the accounting and auditing profession. Specifically, the following non-audit services are prohibited by our pre-approval policy:

•	bookkeeping or other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	personal tax services for individuals in a financial reporting oversight role.

The audit committee, based on the guiding principles set forth above, may prohibit other services.

The fees charged by our independent registered public accounting firm must be based on time and expense incurred to perform its services, and in no event will fees be “contingency” based.

ADOPTION AND APPROVAL OF AMENDED 2004 INCENTIVE STOCK PLAN

ITEM 2

The board of directors has approved and recommends to the shareholders that they adopt and approve the Amended 2004 Incentive Stock Plan, which would amend and restate the 2004 Incentive Stock Plan to increase by 3,300,000 the number of shares of our Common Stock available for equity awards under the plan to increase the term of the plan for ten additional years and to provide that a change of control under the Amended Rock-Tenn Company 2004 Incentive Stock Plan will not in the case of certain transactions be deemed to have occurred until the applicable transaction has been consummated rather than merely approved by the shareholders. If the Amended 2004 Incentive Stock Plan is approved, 3,977,467 shares of Common Stock would be available for issuance under the 2004 Incentive Stock Plan pursuant to any form of equity awards permitted under that plan on January 27, 2012. Any award granted under the 2004 Incentive Stock Plan would remain in effect pursuant to its terms. If shareholder approval is not received, the 2004 Incentive Stock Plan will not be amended and restated, will remain in place pursuant to its current terms and the proposed increase in the number of authorized shares available for issuance under 2004 Incentive Stock Plan, as well as the other changes described above, will not be implemented.

The board of directors has determined that the adoption of the Amended 2004 Incentive Stock Plan is in the best interests of our company and our shareholders. The board of directors believes the 2004 Incentive Stock Plan allows us to (1) attract and retain key employees and non-employee directors, (2) provide such persons with an additional incentive to work to increase the value of our Common Stock, and (3) provide such persons with a stake in the future of our company that corresponds to the stake of our shareholders and that the 2004 Incentive Stock Plan, as amended by the Amended 2004 Incentive Stock Plan, is important to our business prospects and operations.

The following information regarding the 2004 Incentive Stock Plan is being provided to you in connection with the solicitation of proxies for the adoption and approval of the Amended 2004 Incentive Stock Plan. Unless otherwise indicated, the terms of the 2004 Incentive Plan described below will remain unchanged if the Amended 2004 Incentive Stock Plan is approved by the shareholders. The following description of the 2004 Incentive Stock Plan and Amended 2004 Incentive Stock Plan is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the Amended 2004 Incentive Stock Plan. We have filed the Amended 2004 Incentive Stock Plan with the SEC as an appendix to this proxy statement, and it is available on the SEC’s website at www.sec.gov/edgar or by the link to our SEC filings located on our website www.rocktenn.com. You are urged to read the Amended 2004 Incentive Stock Plan.

Rock-Tenn (SSCC) Equity Incentive Plan. In connection with our acquisition of Smurfit-Stone, we assumed, as of the effective time of the acquisition, all rights and obligations under the Smurfit-Stone Equity Incentive Plan, as amended by the First Amendment, dated May 27, 2011, which has been re-named the Rock-Tenn Company (SSCC) Equity Incentive Plan. We have determined that we will not make any additional grants of awards pursuant to the Rock-Tenn (SSCC) Equity Incentive Plan. No grants have been made by us under this plan since the end of fiscal 2011.

Plan Description

Types of Awards. The 2004 Incentive Stock Plan permits the granting of any or all of the following types of equity-based incentive awards: (1) stock options, including incentive stock options intended to qualify for special tax treatment under Section 422 of the Code, (2) stock appreciation rights, in tandem with stock options or freestanding, (3) stock grants, which may or may not be subject to issuance or forfeiture conditions, (4) stock unit grants, which may or may not be subject to forfeiture conditions, and (5) cash bonus incentives.

Administration and Eligibility. The 2004 Incentive Stock Plan is administered by our compensation committee, which includes two or more members each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The compensation committee has the authority to select eligible persons to whom stock options or other awards under the 2004 Incentive Stock Plan are granted, to determine the number of shares covered by such awards, and to set the terms, conditions and provisions of such awards, consistent with the terms of the plan. The committee may not take any action, whether through amendment, cancellation, replacement grants or other means, to reduce the exercise price of any outstanding options or stock appreciation rights without the approval of our shareholders.

The compensation committee may grant awards under the 2004 Incentive Stock Plan to those of our employees, or employees of our subsidiaries or certain affiliates, and our non-employee directors as the committee may select. Stock options intended to qualify as incentive stock options under Section 422 of the Code, however, only may be granted to our employees or to employees of our subsidiaries. In fiscal 2011, we granted awards under the 2004 Incentive Stock Plan to 83 employees, including our executive officers, and to all of our non-employee directors. We currently expect to grant awards under the Amended 2004 Incentive Stock Plan to approximately 162 employees, including our executive officers, and to all of our non-employee directors, however, we may make awards to a different number of individuals. The number of employees eligible for these awards has increased because of our acquisition of Smurfit-Stone. Subject to adjustment as described below, (1) no employee in any one calendar year may be granted a stock option to purchase more than 500,000 shares of Common Stock, or a stock appreciation right with respect to more than 500,000 shares of Common Stock, and (2) no employee in any one calendar year may be granted a stock grant or stock unit grant where the fair market value of the Common Stock that is subject to the grant on the date of the grant exceeds $5,000,000. Currently, no more than 4,100,000 shares, plus (a) 389,833 shares of Common Stock that remained available for issuance under the 2000 Incentive Stock Plan, plus (b) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the effective date of the 2004 Incentive Stock Plan and that are subsequently forfeited or expired, have been authorized to be issued pursuant to stock grants or used for awards of incentive stock options under the plan (this total amount would increase by 3,300,000 shares if the Amended 2004 Incentive Stock Plan is adopted and approved). Of the shares of Common Stock authorized for issuance under the 2004 Incentive Stock Plan, as of December 1, 2011, 677,467 shares of Common Stock were available for issuance. No cash bonus incentives may be paid in an amount in excess of $5,000,000 to any individual employee in any calendar year.

The compensation committee is authorized to interpret the 2004 Incentive Stock Plan, to determine the provisions of any agreements entered into under the plan and to take such other action as the committee deems equitable under the circumstances in the administration of the plan.

Shares Subject to the Plan. Subject to adjustment as described below, if the Amended 2004 Incentive Stock Plan is adopted and approved there will be available for awards granted under the Amended 2004 Incentive Stock Plan during the remaining term of the plan 3,977,467 shares of Common Stock, plus the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that will be outstanding on the effective date of the Amended 2004 Incentive Stock Plan and that are subsequently forfeited or expire. All shares available in any year that are not awarded under the 2004 Incentive Stock Plan are available in subsequent years. If any shares subject to an award under the 2004 Incentive Stock Plan are forfeited, or an award expires or is otherwise terminated without issuance of shares, the shares subject to that award will again be available for grant pursuant to the 2004 Incentive Stock Plan. If the option price under a stock option is paid in whole or in part in shares of Common Stock, if shares of Common Stock are tendered to or withheld by us in satisfaction of any condition to a stock grant, or if shares of Common Stock are tendered to or withheld by us to satisfy any tax withholding, those shares of Common Stock will not again become available for issuance under the 2004 Incentive Stock Plan. Finally, if shares of Common Stock are issued pursuant to the exercise of a stock appreciation right, the number of shares deemed issued upon that exercise will be the number of shares with respect to which appreciation is measured under the exercised stock appreciation right. The shares of stock deliverable under the 2004 Incentive Stock Plan may be authorized and unissued shares or shares that have been reacquired by us.

Stock Options. Stock options granted under the 2004 Incentive Stock Plan may be options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or “nonqualified stock options” that are not intended to so qualify. The price per share of stock purchasable under any stock option will be determined by the compensation committee, but may not be less than 100% of the fair market value of the stock on the date of the grant of the option (or 110% of the fair market value in the case of incentive stock options granted to employees holding 10% or more of our voting stock). The compensation committee may not take any action, whether through amendment, cancellation, replacement grants or any other means to reduce the price per share of stock purchasable under any stock option absent the approval of our stockholders or to effect a cash buyout of any outstanding option which has an option price per share in excess of the then current fair market value of our Common Stock. The compensation committee will fix the term of each option. Options will be exercisable at such time or times as determined by the compensation committee, but no option may be exercised more than ten years from the date the option is granted (or five years from the date of grant in the case of incentive stock options granted to employees holding 10% or more of our voting stock).

Each stock option granted will be evidenced by an option certificate that will specify the terms and conditions of the grant, which may include continuous employment of an employee during a specified period (which ordinarily will be no less than one year) or the achievement of performance objectives necessary for the stock option to become exercisable.

The option price of any stock option is payable in full upon the exercise of the stock option and, at the discretion of the compensation committee, an option certificate can provide for the payment of the option price either (a) in cash, or (b) by check, or (c) in Common Stock acceptable to the compensation committee, or (d) through any cashless exercise procedure which is effected by an unrelated broker through a sale of Common Stock in the open market and which is acceptable to the compensation committee, or (e) through any cashless exercise procedure that is acceptable to the compensation committee, or (f) in any combination of the above-referenced forms of payment. Any payment made in Common Stock will be treated as equal to the fair market value of the applicable Common Stock on the date the certificate for the applicable Common Stock is presented to the compensation committee or its delegate in a form acceptable to the compensation committee. Any method for the payment of the option price described above may be used for the payment of any tax withholding requirements. If an option recipient ceases to be an employee, or ceases to be a director, his or her option will be exercisable in accordance with the terms of the applicable option certificate.

Stock Appreciation Rights. A stock appreciation right may be granted freestanding or in tandem with a stock option granted under the 2004 Incentive Stock Plan. Upon exercise of a stock appreciation right, the employee or director is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated on the exercise date) over either the option exercise price for the related stock option in the case of a stock appreciation right granted in tandem with an option or, in the case of a freestanding stock appreciation right, a specified “SAR Value” determined by the compensation committee at the time of grant. The SAR Value and other terms of a stock appreciation right are determined by the compensation committee, but the SAR Value may not be less than the fair market value of the shares on the date of grant and no stock appreciation right may be exercisable more than ten years from the grant date.

Payment by us upon exercise of a stock appreciation right may be in cash, Common Stock or a combination of cash and Common Stock, as determined by the compensation committee. A stock option will no longer be exercisable to the extent any related stock appreciation right has been exercised, and the exercise of a stock option will cancel any related stock appreciation right to the extent of such exercise.

Stock Grants. A stock grant involves the issuance by us of shares of our Common Stock in consideration of the rendering of services. Currently, at the discretion of the compensation committee, a stock grant may be subject to satisfaction of one or more conditions prior to issuance (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) and also, upon issuance, may be subject to satisfaction of one or more employment, performance or other forfeiture conditions (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) that subject the grant to a risk of forfeiture for a period determined by the compensation committee.

Stock grants will be made subject to at least one condition related to one, or more than one, performance goal based on the performance goals described below so that the stock grant might qualify as “performance-based compensation” under Section 162(m) of the Code. Alternatively, stock grants could be made under such other circumstances as the compensation committee deems likely to result in an income tax deduction for our company with respect to the applicable stock grant.

Beginning with our stock grants made in fiscal 2010, an employee who is issued Common Stock pursuant to a stock grant is not entitled to vote such stock and is not entitled to cash dividends paid on such stock until the grants are fully vested. A non-employee director who is issued Common Stock pursuant to a stock grant is entitled to vote such stock and is entitled to cash dividends paid on such stock before the stock grant is forfeited or becomes non-forfeitable. If a stock dividend is paid on shares subject to a stock grant before the stock grant is forfeited or becomes non-forfeitable, receipt of the stock dividend will be subject to satisfaction of the same forfeiture conditions as applicable to the underlying stock grant. The compensation committee may specify performance objectives that, if achieved, will result in termination or early termination of the restrictions applicable to a stock grant.

Stock Unit Grants. A stock unit grant is a contractual right to receive a payment of cash based on the fair market value of the number of shares of stock described in the grant rather than the issuance of the number of shares of stock described in the grant. Currently, at the discretion of the compensation committee, a stock unit grant may be subject to satisfaction of one or more employment, performance or other forfeiture conditions prior to payment (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) that subject the grant to a risk of forfeiture for a period determined by the compensation committee.

Stock unit grants will be made subject to at least one condition related to one, or more than one, performance goal based on the performance goals described below so that the stock unit grant might qualify as “performance-based compensation” under Section 162(m) of the Code. Alternatively, stock unit grants could be made under such other circumstances as the compensation committee deems likely to result in an income tax deduction for our company with respect to the applicable stock unit grant.

The compensation committee may specify performance objectives that, if achieved, will result in termination or early termination of the restrictions applicable to a stock unit grant. Payment by us upon exercise of a stock unit grant will be made in cash.

Dividend Equivalent Rights. Dividend equivalent rights are not permitted on our stock options or stock appreciation rights. We also do not pay out dividend equivalent rights on our performance awards, although they may accrue until those awards are earned.

Cash Bonus Incentives. The compensation committee may grant cash bonus incentives as an alternative to stock grants or stock unit grant. Like the stock grants and stock unit grants, the cash bonus incentives are subject to at least one condition related to one, or more than one, performance goal based on the performance goals described below so that the cash bonus incentives might qualify as “performance-based compensation” under Section 162(m) of the Code. Alternatively, cash bonus incentives may be made under such other circumstances as the compensation committee deems likely to result in an income tax deduction for our company with respect to the applicable cash bonus incentive.

Performance Goals. A performance goal is described in the 2004 Incentive Stock Plan as a goal that relates to (1) our company’s return over capital costs or increases in return over capital costs, (2) our company’s return on invested capital or increases in return on invested capital, (3) our company’s operating performance or operating performance improvement, (4) our company’s safety record, (5) our company’s customer satisfaction survey, (6) our company’s total earnings or the growth in such earnings, (7) our company’s consolidated earnings or the growth in such earnings, (8) our company’s earnings per share or the growth in such earnings, (9) our company’s net earnings or income or the growth in such earnings or income, (10) our company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings,

(11) our company’s earnings before interest and taxes or the growth in such earnings, (12) our company’s consolidated net income or the growth in such income, (13) the value of our Common Stock or the growth in such value, (14) our company’s stock price or the growth in such price, (15) the weight or volume of paperboard or containerboard produced or converted by our company, (16) our company’s return on assets or the growth on such return, (17) our company’s cash flow or the growth in such cash flow, (18) our company’s total shareholder return or the growth in such return, (19) our company’s expenses or the reduction of such expenses, (20) our company’s sales or sales growth, (21) our company’s overhead ratios or changes in such ratios, (22) our company’s expense-to-sales ratios or the changes in such ratios, or (23) our company’s economic value added or changes in such value added. The performance goals for participants will (as the compensation committee deems appropriate) be based on criteria related to company-wide performance, business-specific performance (where the compensation committee can apply the business criteria on such basis), plant or facility-specific performance, department-specific performance, personal goal performance or any combination of the performance-based criteria.

The compensation committee may express any goal in alternatives, or in a range of alternatives, as the compensation committee deems appropriate or helpful, such as including or excluding (1) any acquisitions or dispositions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) any event either not directly related to the operations of our company or not within the reasonable control of our management, or (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Non-transferability of Awards. Unless the compensation committee otherwise consents, (1) no award granted under the 2004 Incentive Stock Plan may be transferred by an employee or director other than by will or the laws of descent and distribution and (2) no such award may be exercised during an employee’s or director’s lifetime except by the employee or director.

Adjustments. In the event the shares of Common Stock are affected by any equity restructuring or change in capitalization of our company, including spin-offs, stock dividends or splits, large non-reoccurring dividends or rights offerings, or any merger, consolidation, acquisition of property or stock, separation, reorganization, liquidation or other transaction described in Section 424(a) of the Code that does not constitute a change in control, the compensation committee will adjust the aggregate number and class of shares which may be distributed under the 2004 Incentive Stock Plan, the annual grant caps described above, and the number, class and price of shares subject to outstanding awards granted under the plan, as it deems reasonable and equitable to maintain the aggregate intrinsic value of the outstanding grants immediately before any such transaction.

Change in Control. In the event of a change in control, as defined in the 2004 Incentive Stock Plan, any conditions to the exercise of outstanding stock options and stock appreciation rights and any issuance and forfeiture conditions on outstanding stock grants and stock unit grants will be deemed satisfied, and, in such event, our board of directors under certain circumstances has the right to cancel such options, stock appreciation rights, stock grants and stock unit grants after providing each employee and director a reasonable period to exercise his or her options and stock appreciation rights and to take such action as necessary to receive the shares subject to any stock grant and the cash or shares subject to any stock unit grant. If any issuance or forfeiture condition relates to satisfying a performance goal, such issuance or forfeiture condition shall be deemed satisfied at the maximum payout, unless the period during which the performance goal is to be measured has ended before the effective date of the change in control, in which event such issuance or forfeiture condition shall be based on the actual performance level achieved during the measurement period.

The current definition of change in control in the 2004 Incentive Stock Plan provides that, subject to certain exceptions contained in the 2004 Incentive Stock Plan, a change in control includes the approval by our shareholders of any reorganization, merger, consolidation or share exchange as a result of which the Common Stock would be changed, converted or exchanged into or for securities of another corporation (other than a merger with one of our wholly-owned subsidiaries) or any dissolution or liquidation of our company or any sale or the disposition of 50% or more of the assets or business of our company. If the Amended 2004 Incentive Stock Plan is adopted and approved, the definition of change in control will be amended to provide that any reorganization, merger, consolidation, share exchange, dissolution, liquidation of our company or sale or disposition of 50% or more of the assets or business of our company would have to be consummated in order to qualify as a change in control rather than merely being approved by our shareholders.

Amendment and Termination. Our board of directors generally may amend the 2004 Incentive Stock Plan, or any portion thereof, at any time; provided that no amendment may be made (1) without shareholder approval to the extent approval is required under applicable law and (2) after the date of any change in control that might adversely affect any rights that would otherwise vest. The compensation committee may not take any action, whether through amendment, cancellation, replacement grants or other means, to reduce the exercise price of any outstanding options or stock appreciation rights without the approval of our shareholders. Our board of directors also may suspend the granting of awards under the 2004 Incentive Stock Plan and terminate the plan at any time; provided, however, our board may not modify or cancel any award made before the suspension or termination unless (a) the employee or director consents in writing to the modification or cancellation, or (b) the modification or cancellation is provided for under the plan in connection with a dissolution or liquidation of our company or a corporate transaction described in the plan with respect to an adjustment or a change in control (see “Adjustments” and “Change in Control” above). Unless earlier terminated as provided above, no grants shall be made under the 2004 Incentive Stock Plan on or after the earlier of (1) 10 years from the date on which the plan was adopted by our shareholders (in which event the plan shall terminate after all outstanding awards have been exercised, are no longer exercisable, have been forfeited or have become non-forfeitable) and (2) all shares of Common Stock reserved for issuance under the plan have been issued or are no longer available for use under the plan (in which event the plan shall terminate).

Estimate of Benefits

Because the 2004 Incentive Stock Plan is discretionary and may be subject to satisfaction of one or more conditions, including our financial performance, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the plan.

The following table sets forth the options granted under the 2004 Incentive Stock Plan to the named executive officers, to the directors, and to the executive officers and other employees eligible to participate in the 2004 Incentive Stock Plan as a group in fiscal 2009, 2010 and 2011.

Name and Position	Aggregate Intrinsic Value (1)	Number of Stock Options Granted (2)	Weighted Average Exercise Price
James A. Rubright	$2,387,640	124,700	$40.40
Chairman and Chief Executive Officer

Michael E. Kiepura	$847,538	42,350	$39.39
President - Consumer Packaging

James B. Porter III	$847,538	44,325	$40.40
President - Corrugated Packaging and Recycling

Steven C. Voorhees	$749,115	37,500	$39.40
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Robert B. McIntosh	$319,083	15,900	$39.32
Executive Vice President, General Counsel and Secretary

All current executive officers as a group (6 persons)	$5,309,567	272,600	$40.01
All current directors who are not executive officers as a group (0 persons)	$0	0	$0
Current directors up for nomination	$0	0	$0
All employees eligible for grants, including all current officers who are not executive officers, as a group (74 persons)	$4,574,214	252,125	$41.64

(1)	Based on the closing sale price of $57.06 for our Common Stock on December 6, 2011 as reported on the NYSE.

(2)	Options granted under the 2004 Incentive Stock Plan since the plan was last approved by shareholders on January 30, 2009 have an exercise price equal to the closing market price on the date of the grant and have 10-year contractual terms. Options granted in fiscal 2009 vest incrementally over three years. Options granted thereafter vest after three years.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences applicable to awards granted under the 2004 Incentive Stock Plan. Individual circumstances may cause these results to vary. The federal income tax law and regulations are frequently amended, and each plan participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2004 Incentive Stock Plan.

Nonqualified Stock Options. The recipient of a nonqualified stock option under the 2004 Incentive Stock Plan is not subject to any federal income tax upon the grant of the option nor does the grant of the option result in an income tax deduction for us. Upon the exercise of a nonqualified stock option, a recipient will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient upon exercise over the exercise price. The fair market value generally will be determined on the date the shares are transferred pursuant to the exercise. However, if the recipient is subject to Section 16(b) of the Exchange Act, the date on which the fair market value of the shares transferred will be determined may be delayed for up to six months after the “purchase” (although there is a U.S. Tax Court case that holds that the “purchase” occurs on the date of the grant). Alternatively, if the recipient is subject to Section 16(b) of the Exchange Act and makes a timely election under Section 83(b) of the Code, the fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined.

Depending on the period the shares are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified stock option generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on disposition and the fair market value of the shares when the nonqualified stock option was exercised.

Special rules not discussed above apply to a recipient who exercises a nonqualified stock option by paying the exercise price, in whole or in part, by the transfer of shares to us.

Incentive Stock Options. An employee is not subject to any federal income tax upon the grant of an incentive stock option pursuant to the 2004 Incentive Stock Plan, nor does the grant of an incentive stock option result in an income tax deduction for us. Further, an employee will not recognize income for federal income tax purposes and we normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the employee generally will recognize ordinary income equal to the lesser of (1) the gain realized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. The balance, if any, of the employee’s gain over the amount treated as ordinary income on disposition generally will be treated as short-term or long-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied.

If the shares transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, that disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. We will not be entitled to a federal income tax deduction as a result of a disposition of the shares after these holding periods have been satisfied.

Special rules not discussed above apply to an employee who exercises an incentive stock option by paying the exercise price, in whole or in part, by the transfer of shares to us.

Stock Appreciation Rights. The grant of a stock appreciation right under the 2004 Incentive Stock Plan ordinarily will not result in taxable income to a recipient or a federal income tax deduction to us. Upon exercise of a stock appreciation right, the recipient will recognize ordinary income in an amount equal to the cash or the fair market value of the shares received by the recipient. If a recipient allows a stock appreciation right to expire, other than as a result of exercise of a related stock option, the Internal Revenue Service may contend that the recipient has ordinary income in the year of expiration equal to the amount of cash or the fair market value of the shares that the recipient would have received if he or she had exercised the stock appreciation right immediately before it expired.

Stock Grants. A recipient of a stock grant under the 2004 Incentive Stock Plan generally will be subject to tax at ordinary income rates on the fair market value of the shares subject to the grant (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a substantial risk of forfeiture or are freely transferable for purposes of Section 83 of the Code. However, a recipient who elects under Section 83(b) of the Code within 30 days of the date of issuance of the stock grant will recognize ordinary income on the date of issuance of the stock grant equal to the excess of the fair market value of the shares subject to the grant on the issuance date (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a recipient makes a Section 83(b) election, the recipient will recognize no additional taxable income at the time the shares are no longer subject to a substantial risk of forfeiture or are freely transferable. However, if shares with respect to which a Section 83(b) election is made are later forfeited, no tax deduction is allowable to the recipient for the forfeited shares.

If a Section 83(b) election has not been made, any dividends received with respect to a stock grant that is subject at that time to a risk of forfeiture and not freely transferable generally will be treated as compensation that is taxable as ordinary income to the recipient.

Stock Unit Grants. The taxation of a stock unit grant will be governed by the same section of the Code which governs the taxation of non-qualified deferred compensation, which is Section 409A. Under Section 409A any payment due under a stock unit grant will be subject to taxation at ordinary income rates plus an additional 20% (and possible penalties and interest) when the recipient’s right to receive the payment is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A) unless the payment is made at the time the recipient’s right to the payment is no longer subject to a substantial risk of forfeiture or the payment can only be made upon the occurrence of an event which is a permissible payment event under Section 409A. The list of permissible payment events includes a “separation from service”, a “change in control” or a “disability” (each as defined in Section 409A) and death. If a recipient’s payment is not subject to the additional 20% tax (and possible penalties and interest) under Section 409A, the recipient will recognize ordinary income (taxable at ordinary income tax rates) in the amount of the cash payment made pursuant to the terms of the stock unit grant.

Cash Bonus Incentives. The taxation of a cash bonus incentive will be governed by the same section of the Code which governs the taxation of non-qualified deferred compensation, which is Section 409A. Under Section 409A any payment due under a cash bonus incentive will be subject to taxation at ordinary income rates plus an additional 20% (and possible penalties and interest) when the recipient’s right to receive the payment is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A) unless the payment is made at the time the recipient’s right to receive the payment is no longer subject to a substantial risk of forfeiture or the payment can only be made upon the occurrence of an event which is a permissible payment event under Section 409A. The list of permissible payment events includes a “separation from service”, a “change in control” or a “disability” (each as defined in Section 409A) and death. If a recipient’s payment is not subject to the additional 20% tax (and possible penalties and interest) under Section 409A, the recipient will recognize ordinary income (taxable at ordinary income tax rates) in the amount of the cash payment made pursuant to the terms of the cash bonus incentive.

Company Deduction. To the extent that a plan participant recognizes ordinary income in connection with an award, we or the subsidiary or affiliate for which the participant performs services should be entitled to a corresponding deduction, provided that applicable reporting requirements are met and the income is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Equity Compensation Plan Information

The table below shows information with respect to all of our equity compensation plans as of September 30, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders:
1993 Stock Option Plan	13,500	$18.19	0
2000 Incentive Stock Plan(1)	54,000	$15.39	0
2004 Incentive Stock Plan(1)	917,912	$36.00	677,467
Rock-Tenn Company (SSCC) Equity Incentive Plan(2)	546,691	$39.46	2,576,381
1993 Employee Stock Purchase Plan	0	0	831,472
Equity compensation plans not approved by security holders	0	0	0

(1)	Under the 2004 Incentive Stock Plan, as amended, there are available for awards granted during the term of the plan (1) 4.1 million shares of Common Stock, plus (2) 389,833 shares of Common Stock that remained available for issuance under the Rock-Tenn Company 2000 Incentive Stock Plan (which we refer to as the “2000 Incentive Stock Plan”), plus (3) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the effective date of the 2004 Incentive Stock Plan and that are subsequently forfeited or expire. We may grant no new awards under the 2000 Incentive Stock Plan or the Rock-Tenn Company 1993 Stock Option Plan (which we refer to as the “1993 Stock Option Plan”).

(2)	In connection with our acquisition of Smurfit-Stone, we assumed the Smurfit-Stone Equity Incentive Plan, which was renamed the Rock-Tenn Company (SSCC) Equity Incentive Plan. The shares available for issuance, stock options and unvested restricted stock units outstanding at the time of our acquisition of Smurfit-Stone under that plan were converted into shares of our Common Stock and options and restricted stock units, as applicable, with respect to shares of our Common Stock using the conversion factor as described in the merger agreement. We have determined that we will not make any more grants of awards pursuant to the Rock-Tenn Company (SSCC) Equity Incentive Plan.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the adoption and approval of the Amended 2004 Incentive Stock Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

ITEM 3

The audit committee of the board of directors selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011. Although we are not required to submit this matter to you, the board of directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of Ernst & Young is not ratified by you, the audit committee will reconsider the appointment. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions that you may have.

Pursuant to the rules and regulations of the SEC, the audit committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of our independent registered public accounting firm. Consequently, the audit committee will consider the results of the shareholder vote on ratification but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of our independent public registered accounting firm, and the appointment of Ernst & Young will be subject to the audit committee and Ernst & Young reaching agreement on satisfactory terms of the appointment.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company. Proxies returned without instructions will be voted FOR the ratification of the E&Y Appointment.

ADVISORY VOTE REGARDING

EXECUTIVE COMPENSATION

ITEM 4

We are again providing our shareholders with the opportunity to cast an advisory vote regarding the compensation of our executives. Last year, we asked our shareholders to vote regarding the frequency that we should provide this advisory vote, and over 75% of the votes cast voted in favor of voting once every year to have an advisory vote on executive compensation. Accordingly, our board of directors determined it would be in the best interest of our shareholders and the company to hold an advisory vote on executive compensation annually. Last year, more than 90% of the votes cast were in favor of our executive compensation.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased shareholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executives’ compensation with the interest of our shareholders. As shown in our stock performance graph included in our 2011 annual report, the company’s cumulative shareholder return for the five-year period ended September 30, 2011 was 162% compared to 7% for our former peer group, -15% for our current, revised peer group and -6% for the S&P 500. The company believes that the compensation program has been instrumental in helping the company to achieve the strong financial performance that has driven our shareholder returns.

The resolution discussed below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse the compensation that we pay to our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure that follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, including direct compensation (base salary, annual performance bonus and long-term incentives) and indirect, long-term compensation such as retirement benefits. In that section, we also discuss our policies and other factors that affect our decisions or those of our compensation committee.

Generally, in this proxy statement we are required to disclose information for our chief executive officer, our chief financial officer and our three other most highly-compensated executive officers who were serving at the end of fiscal 2011. Therefore, most of our tabular disclosure is backwards-looking. Also, in many cases, we are required to disclose in the executive compensation tables accounting estimates or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

The board of directors has determined that the best way to allow shareholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the company’s shareholders approve the compensation of our named executive officers determined by the compensation committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. Your vote is advisory and will not be binding upon our board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that the shareholders vote FOR the adoption of this resolution and approve the company’s executive compensation as described in this proxy statement.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of the reports furnished to us and certain representations of these persons, all of these persons timely complied with the applicable reporting requirements.

Annual Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of December 1, 2011, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible shareholders making such a request. We may impose a reasonable fee for providing the exhibits. Requests for copies of our annual report on Form 10-K should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at www.rocktenn.com.

Shareholder Nominations for Election of Directors

Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if (1) the shareholder is otherwise entitled to vote generally in the election of directors, (2) the shareholder sends timely notice of the nomination in writing to our Corporate Secretary and (3) the shareholder is a shareholder of record at the time of giving notice and at the time of the meeting.

All proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, a shareholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before that anniversary date and ends thirty (30) days after that anniversary date, the shareholder’s notice must be delivered by the later of (a) the tenth day following the day of the public announcement of the date of the annual meeting or (b) the date which is ninety (90) days before the date of the annual meeting. Accordingly, shareholders must submit nominations no earlier than the close of business on September 29, 2012, and no later than the close of business on October 29, 2012.

Only in the case of an annual meeting, if the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by us at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary not later than the close of business on the tenth day following the public announcement.

The shareholder’s notice must set forth for each person to be nominated for election as a director all of the following:

•

All information that is required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14 under the Exchange Act or any other proxy rules promulgated by the SEC.

•	The signed consent of the proposed nominee to serve as a director if elected.

•	The name, age and business address and residence address of the proposed nominee.

•	The principal occupation or employment of the nominee.

•

The class or series and number of shares of capital stock of our company which are directly or indirectly owned beneficially or of record by the nominee and the date such shares were acquired and the investment intent of such acquisition.

•	The total number of shares of Common Stock that such shareholder believes will be voted for the proposed nominee.

The shareholder’s notice must also set forth, with respect to the shareholder giving such notice, all of the following:

•

A representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee.

•	The name and address of the shareholder, as they appear on our company’s books.

•

The residence, name and address (if different from the company’s books) of the shareholder proposing such business, and the name and address of any Shareholder Associated Person (as defined in our bylaws).

•

The class and number of shares of Common Stock which are directly or indirectly held of record or beneficially owned by the shareholder or by any Shareholder Associated Person with respect to our securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the shareholder or any Shareholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such shareholder or any Shareholder Associated Person.

•	How long such shareholder or any Shareholder Associated Person has beneficially owned (or otherwise had an interest in) such shares.

•

A description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between such shareholder or any Shareholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such shareholder.

•

Any other information relating to such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act.

•

A representation as to whether such shareholder or any Shareholder Associated Person intends to deliver a proxy statement or form of proxy to the holders of a sufficient number of outstanding shares of our Common Stock to elect such nominee or otherwise to solicit proxies from shareholders in support of the nomination.

In addition, any shareholder who submits a nomination pursuant to these provisions is required to update and supplement the information disclosed in such notice, if necessary, in accordance with our bylaws.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Any capitalized terms used, but not defined this section, have the meanings given to those terms in our bylaws.

Shareholder Proposals

Bylaw Provisions. In accordance with our bylaws, a shareholder who desires to present a proposal (other than nominations of persons for election to the board of directors, which must be made in compliance with the procedures described above) for consideration at our 2012 annual meeting of shareholders must deliver the proposal in proper written form to our Corporate Secretary at our principal executive office not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of shareholders; therefore, the proposal must be delivered no earlier than the close of business September 29, 2012, and no later than the close of business on October 29, 2012. If the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, such shareholder’s notice must be delivered by the later of (a) the tenth day following the day of the Public Announcement of the date of the annual meeting or (b) the date which is ninety (90) days prior to the date of the annual meeting.

To be in proper written form, a shareholder’s notice to the Corporate Secretary relating to any such proposal must set forth as to each matter of business the shareholder proposes to bring before the annual meeting:

•

A brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend our articles of incorporation or bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the annual meeting.

•

The name and address, as they appear on our company’s books, the residence name and address (if different from our company’s books), of the shareholder proposing such business, and the name and address of any Shareholder Associated Person.

•

The class and number of shares of Common Stock which are directly or indirectly held of record or beneficially owned by the shareholder or by any Shareholder Associated Person with respect to our securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the shareholder or any Shareholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such shareholder or any Shareholder Associated Person.

•

A description of all arrangements or understandings between the shareholder or any Shareholder Associated Person or such other person or entity (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder, any Shareholder Associated Person or any other person or entity in such business.

•	A representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

•

A representation as to whether such shareholder or any Shareholder Associated Person intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares of our Common Stock required to approve the proposal or otherwise to solicit proxies from shareholders in support of the proposal.

In addition, any shareholder who submits a proposal pursuant to these provisions is required to update and supplement the information disclosed in such notice, if necessary, in accordance with our bylaws. Proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary. Any capitalized terms used, but not defined in this section, have the meanings given to those terms in our bylaws.

Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on August 19, 2012.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

Our annual report to shareholders for fiscal 2011, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

ROCK-TENN COMPANY

AMENDED AND RESTATED 2004 INCENTIVE STOCK PLAN

	3.5	Preexisting Plan	6

§ 4.	EFFECTIVE DATE		6

§ 5.	COMMITTEE		6

§ 6.	ELIGIBILITY		7

§ 7.	OPTIONS		7

	7.1	Committee Action	7
	7.2	$100,000 Limit	7
	7.3	Option Price	8
	7.4	Payment	8
	7.5	Exercise	8

§ 8.	STOCK APPRECIATION RIGHTS		9

	8.1	Committee Action	9
	8.2	Terms and Conditions	9
	8.3	Exercise	10

§ 9.	STOCK GRANTS		10

	9.1	Committee Action	10
	9.2	Conditions	11
	9.3	Dividends, Voting Rights and Creditor Status	12
	9.4	Satisfaction of Forfeiture Conditions	13
	9.5	Performance Based Grants and Cash Bonus Alternatives	13

§ 10.	NON-TRANSFERABILITY		14

§ 11.	SECURITIES REGISTRATION		15

§ 12.	LIFE OF PLAN		15

§ 13.	ADJUSTMENT		16

	13.1	Capital Structure	16
	13.2	Available Shares	16
	13.3	Transactions Described in § 424 of the Code	17
	13.4	Fractional Shares	17

§ 14.	CHANGE IN CONTROL		17

§ 15.	AMENDMENT OR TERMINATION		18

§ 16.	MISCELLANEOUS		18

	16.1	Shareholder Rights	18
	16.2	No Contract of Employment	19

-ii-

16.3	Withholding	19
16.4	Construction	19
16.5	Other Conditions	19
16.6	Rule 16b-3	19
16.7	Coordination with Employment Agreements and Other Agreements	20

-iii-

§ 1.

BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of the Company by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants, Stock Unit Grants and Cash Bonus Incentives to Eligible Employees and Directors in order (1) to attract and retain Eligible Employees and Directors, (2) to provide an additional incentive to each Eligible Employee or Director to work to increase the value of Stock and (3) to provide each Eligible Employee or Director with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. This Plan amends and restates the original 2004 Incentive Stock Plan of the Company as of January 27, 2012.

§ 2.

DEFINITIONS

2.1 Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with the Company under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2 Board — means the Board of Directors of the Company.

2.3 Cash Bonus Incentive — means a cash bonus incentive, which is granted under Section 9.5.

2.4 Cash Bonus Incentive Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Cash Bonus Incentive granted under this Plan.

2.5 Change Effective Date — means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

2.6 Change in Control — means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as

(a)	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company;

(b)	during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(c)	the consummation of any reorganization, merger, consolidation or share exchange which results in the common stock of the Company being changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(d)	the consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.4(d)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 2.4(d)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.4 (d)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in § 2.4(d)(A) immediately before the consummation of such transaction.

2.7 Code — means the Internal Revenue Code of 1986, as amended.

2.8 Committee — means a committee of the Board which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3 and an “outside director” under § 162(m) of the Code.

2.9 Company — means Rock-Tenn Company and any successor to Rock-Tenn Company.

2.10 Director — means any member of the Board who is not an employee of the Company or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company.

2.11 Eligible Employee — means an employee of the Company or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan. For purposes of the Plan, an employee of any single-member limited liability company that is disregarded as a separate entity for federal income tax purposes will be considered to be employed by the entity that owns such limited liability company.

2.12 Fair Market Value — means either (a) the closing price on any date for a share of Stock as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (b) such closing price as so reported in accordance with § 2.10(a) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (c) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.13 ISO — means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.14 1933 Act — means the Securities Act of 1933, as amended.

2.15 1934 Act — means the Securities Exchange Act of 1934, as amended.

2.16 Non-ISO — means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

2.17 Option — means an ISO or a Non-ISO which is granted under § 7.

2.18 Option Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.

2.19 Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.20 Parent — means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of the Company.

2.21 Plan — means this Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan as effective as of the date approved by the shareholders of the Company on January 27, 2012 and as amended from time to time thereafter.

2.22 Preexisting Plan — means the following plan, as such plan has been amended from time to time up to the date this Plan is effective: the 2000 Rock-Tenn Company Incentive Stock Plan.

2.23 Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.24 SAR Value — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.

2.25 Stock — means the Class A common stock of the Company.

2.26 Stock Appreciation Right — means a right which is granted under § 8 to receive the appreciation in a share of Stock.

2.27 Stock Appreciation Right Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted as part of an Option.

2.28 Stock Grant — means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.29 Stock Grant Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.

2.30 Stock Unit Grant — means a grant under § 9 which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.31 Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company. For purposes of the Plan, a “corporation” includes any noncorporate entity that is treated as a corporation under §7701 of the Code.

2.32 Ten Percent Shareholder — means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.

§ 3.

SHARES AND GRANT LIMITS

3.1 Shares Reserved. There shall (subject to § 13) be reserved for issuance under this Plan (a) 7,400,000 shares of Stock plus (b) the number of shares of Stock which would remain available for issuance under each Preexisting Plan if shares were issued on the effective date of this Plan sufficient to satisfy grants then outstanding under such plan plus (c) the number of shares of Stock subject to grants under any Preexisting Plan which are outstanding on the effective date of this Plan and which are forfeited or expire on or after such effective date in accordance with the terms of such grants; provided, however, (d) no more than the number of shares of Stock described in § 3.1(a) shall be issued in connection with the exercise of ISOs and (e) nothing in this Plan shall affect any grants under any Preexisting Plan which are outstanding on the effective date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date in accordance with the terms of such grants.

3.2 Source of Shares. The shares of Stock described in § 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. All shares of Stock described in § 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise of an Option or a Stock Appreciation Right or issued pursuant to a Stock Grant, and any such shares of stock which are issued pursuant to an Option, a Stock Appreciation Right or a Stock Grant which are forfeited thereafter shall again become available for issuance under this Plan. If the Option Price under an Option is paid in whole or in part in shares of Stock, if shares of Stock are tendered to or withheld by the Company in satisfaction of any condition to a Stock Grant, or if shares of Stock are tendered to or withheld by the

Company to satisfy any tax withholding under § 16.3, such shares thereafter shall not become available for issuance under this Plan. Finally, if shares are issued pursuant to the exercise of a Stock Appreciation Right, the number of shares deemed issued upon such exercise for purposes of this § 3.2 shall be the full number of shares with respect to which appreciation is measured under the exercised Stock Appreciation Right.

3.3 Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.4 Grant Limits. No Eligible Employee or Director in any calendar year shall be granted an Option to purchase (subject to § 13) more than 500,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 13) more than 500,000 shares of Stock, and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee or Director in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $5,000,000. If the Committee pays a cash bonus to an Eligible Employee or Director pursuant to a Cash Bonus Incentive granted under § 9.5(a), such cash bonus paid in any calendar year to any individual shall not exceed $5,000,000.

3.5 Preexisting Plan. No grants shall be made under any Preexisting Plan on or after the date this Plan becomes effective.

§ 4.

EFFECTIVE DATE

The effective date of this Plan shall be the date the shareholders of the Company (acting at a duly called meeting of such shareholders) approve the adoption of this Plan, as amended and restated herein.

§ 5.

COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 14 and § 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Eligible Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

§ 6.

ELIGIBILITY

Only Eligible Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees and all Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants, Stock Unit Grants and Cash Bonus Incentives under this Plan.

§ 7.

OPTIONS

7.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not (subject to § 13) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options absent approval of the Company’s shareholders or to effect a cash buyout of any outstanding Option which has an Option Price per share in excess of the then Fair Market Value per share. Each grant of an Option to an Eligible Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to an Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

7.2 $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3 Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4 Payment. The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either (a) in cash, or (b) by check, or (c) in Stock which is acceptable to the Committee, or (d) through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee, or (e) through any cashless exercise procedure which is acceptable to the Committee, or (f) in any combination of such forms of payment. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee. Any method for the payment of the Option Price permitted pursuant to this § 7.4 may be used for the payment of any withholding requirements under § 16.3. Each Option Certificate shall be deemed to include the right to pay the Option Price in accordance with the procedure described in § 7.4(c) or § 7.4(e).

7.5 Exercise.

(a)	Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(1)	the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Shareholder on the date the Option is granted, or

(2)	the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Shareholder on the date the Option is granted.

(b)	Termination of Status as Eligible Employee or Director. Subject to § 7.5(a), an Option Certificate may provide for the exercise of an Option after an Eligible Employee’s or a Director’s status as such has terminated for any reason whatsoever, including death or disability.

§ 8.

STOCK APPRECIATION RIGHTS

8.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

8.2 Terms and Conditions.

(a)	Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate, and such certificate shall set forth the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b)

Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate, the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option, and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(c)	Minimum Period of Service. If the only condition to exercise of a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

8.3 Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from the Company in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK GRANTS

9.1 Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and to Directors. Each Stock Grant and each Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s or Director’s interest in any Stock which has been issued will become non-forfeitable.

9.2 Conditions.

(a)	Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of an Eligible Employee or Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by the Company pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.

(b)	Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its absolute discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of an Eligible Employee or Director under a Stock Grant non-forfeitable subject to the satisfaction of one, or more than one, objective employment, performance or other condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. An Eligible Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. If a share of Stock is issued under this § 9.2(b) before an Eligible Employee’s or Director’s interest in such share of Stock is non-forfeitable, (1) such share of Stock shall not be available for re-issuance under § 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition and (2) the Company shall have the right to condition any such issuance on the Eligible Employee or Director first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Eligible Employee or Director in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate.

(c)

Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the three

(3) year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

9.3 Dividends, Voting Rights and Creditor Status.

(a)	Cash Dividends. Except as otherwise set forth in a Stock Grant Certificate, if a dividend is paid in cash on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall pay such cash dividend directly to such Eligible Employee or Director.

(b)	Stock Dividends. If a dividend is paid on a share of Stock in Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend Stock subject to the same conditions under § 9.2(b) as the related Stock Grant.

(c)	Other. If a dividend (other than a dividend described in § 9.3(a) or § 9.3(b)) is paid with respect to a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall distribute or hold such dividend in accordance with such rules as the Committee shall adopt with respect to each such dividend.

(d)	Voting. Except as otherwise set forth in a Stock Grant Certificate, an Eligible Employee or a Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.

(e)	General Creditor Status. Each Eligible Employee and each Director to whom a Stock Unit grant is made shall be no more than a general and unsecured creditor of the Company with respect to any cash payable under such Stock Unit Grant.

9.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as an Eligible Employee’s or a Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee or Director as soon as practicable thereafter.

9.5 Performance Based Grants and Cash Bonus Alternatives.

(a)	General. The Committee shall (where the Committee under the circumstances deems in the Company’s best interest) either (1) make Stock Grants and Stock Unit Grants or, as an alternative to Stock Grants or Stock Unit Grants, grant Cash Bonus Incentives to Eligible Employees subject to at least one condition related to one, or more than one, performance goal based on the performance goals described in § 9.5(b) which seems likely to result in the Stock Grant or Stock Unit Grant or Cash Bonus Incentive qualifying as “performance-based compensation” under § 162(m) of the Code or (2) make Stock Grants or Stock Unit Grants or grant Cash Bonus Incentives under such other circumstances as the Committee deems likely to result in an income tax deduction for the Company with respect to such Stock Grant or Stock Unit Grant or Cash Bonus Incentive. Each grant of a Cash Bonus Incentive to an Eligible Employee or Director shall be evidenced by a Cash Bonus Incentive Certificate

(b)

Performance Goals. A performance goal is described in this § 9.5(b) if such goal relates to (1) the Company’s return over capital costs or increases in return over capital costs, (2) the Company’s return on invested capital or increases in return on invested capital, (3) the Company’s operating performance or operating performance improvement, (4) the Company’s safety record, (5) the Company’s customer satisfaction survey, (6) the Company’s total earnings or the growth in such earnings, (7) the Company’s consolidated earnings or the growth in such earnings, (8) the Company’s earnings per share or the growth in such earnings, (9) the Company’s net earnings or income or the growth in such earnings or income, (10) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (11) the Company’s earnings before interest and taxes or the growth in such earnings, (12) the Company’s consolidated net income or the growth in such income, (13) the value of the Company’s common stock or the growth in such value, (14) the Company’s stock price or the growth in such price, (15) the weight or volume of paperboard or container board produced or converted by the Company, (16) the Company’s return on assets or the growth on such return, (17) the Company’s cash flow or the growth in such cash flow, (18) the Company’s total shareholder return or the growth in such return, (19) the Company’s expenses or the reduction of such expenses, (20) the Company’s sales or sales growth; (21) the Company’s overhead ratios or changes in such ratios, (22) the Company’s expense-to-sales ratios or the changes in such ratios, or (23) the Company’s economic value added or changes in such value added. The performance goals for the participants will (as the Committee deems appropriate) be based on criteria related to company-wide performance, division-specific or other business unit-specific performance (where the Committee can apply the business criteria on such basis), plant or facility-specific performance, department-specific performance, personal goal performance or any combination of the performance-based criteria.

(c)	Alternative Goals. A performance goal under this § 9.5 may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes. Further, the Committee may express any goal in alternatives, or in a range of alternatives, as the Committee deems appropriate or helpful, such as including or excluding (1) any acquisitions or dispositions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

§ 10.

NON-TRANSFERABILITY

No Option, Stock Grant, Stock Unit Grant, Stock Appreciation Right or Cash Bonus Incentive shall (absent the Committee’s consent) be transferable by an Eligible Employee or a Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during an Eligible Employee’s or Director’s lifetime only by the Eligible Employee or Director. The person or persons to whom an Option, Stock Grant, Stock Unit Grant, Stock Appreciation Right or Cash Bonus Incentive is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Eligible Employee or Director.

§ 11.

SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Director shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Eligible Employee or Director shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

§ 12.

LIFE OF PLAN

No Option or Stock Appreciation Right shall be granted or Stock Grant, Stock Unit Grant or Cash Bonus Incentive made under this Plan on or after the earlier of:

(1)	the tenth anniversary of the effective date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options, Stock Appreciation Rights and Cash Bonus Incentives have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable, or

(2)	the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

§ 13.

ADJUSTMENT

13.1 Capital Structure. The grant caps described in § 3.4, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants and Stock Unit Grants made under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(a)	any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or

(b)	any other transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant immediately before such restructuring or recapitalization or other transaction.

13.2 Available Shares. If any adjustment is made with respect to any outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant under § 13.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 so that there is a sufficient number, kind and class of shares of Stock available for issuance pursuant to each such Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant as adjusted under § 13.1 without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded. Furthermore, the Committee shall have the absolute discretion to further adjust such number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 in light of any of the events described in § 13.1(a) and § 13.1(b) to the extent the Committee acting in good faith determinates that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

13.3 Transactions Described in § 424 of the Code. If there is a corporate transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have the right to make Stock Grants, Stock Unit Grants and Option and Stock Appreciation Right grants (without regard to any limitations set forth under 3.4 of this Plan) to effect the assumption of, or the substitution for, outstanding stock grants, stock unit grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants, stock unit grants and stock option and stock appreciation right grants. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under § 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

13.4 Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Option, Stock Appreciation Right or Stock Grant, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.

CHANGE IN CONTROL

If there is a Change in Control of the Company, then as of the Change Effective Date for such Change in Control any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and forfeiture conditions on any Stock Grants, Stock Unit Grants and Cash Bonus Incentives on such date automatically shall be deemed 100% satisfied as of such Change Effective Date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights, Stock Grants, Stock Unit Grants and Cash Bonus Incentives after providing each Eligible Employee and Director a reasonable period to exercise his or her Options, Stock Appreciation Rights and Cash Bonus Incentives and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants and the cash payable under any Stock Unit Grants or Cash Bonus Incentives; provided, if any issuance or forfeiture condition described in this § 14 relates to satisfying any performance goal, such issuance or forfeiture condition shall be deemed satisfied under this § 14 at the maximum payout, unless (i) the period during which the performance goal is to be measured has ended before the Change Effective Date, in which event such issuance or forfeiture condition shall be based on the actual performance level achieved during the measurement period, or (ii) the applicable award certificate or other relevant award document provides otherwise.

§ 15.

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the shareholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (b) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants, Stock Unit Grants or Cash Bonus Incentives under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option, Stock Appreciation Right granted or Stock Grant or Cash Bonus Incentive made before such suspension or termination unless (1) the Eligible Employee or Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Company or a transaction described in § 13.1 or § 14.

§ 16.

MISCELLANEOUS

16.1 Shareholder Rights. No Eligible Employee or Director shall have any rights as a shareholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Eligible Employee or Director. An Eligible Employee’s or a Director’s rights as a shareholder in the shares of Stock which remain subject to forfeiture under § 9.2(b) shall be set forth in the related Stock Grant Certificate.

16.2 No Contract of Employment. The grant of an Option, a Stock Appreciation Right, a Stock Grant, Stock Unit Grant or Cash Bonus Incentive to an Eligible Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on an Eligible Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Option Certificate, Stock Appreciation Right Certificate, Stock Grant Certificate or Cash Bonus Incentive Certificate.

16.3 Withholding. Each Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant and Cash Bonus Incentive shall be made subject to the condition that the Eligible Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such Option, Stock Appreciation Right or Cash Bonus Incentive or to the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Director. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements.

16.4 Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Georgia. Each term set forth in § 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of any Option Certificate, Stock Appreciation Right Certificate, Stock Grant Certificate or Cash Bonus Incentive Certificate, the terms of this Plan shall control.

16.5 Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or a Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by the Company, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or provides for the repurchase of such Stock by the Company.

16.6 Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant, Stock Appreciation Right or Cash Bonus Incentive to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

16.7 Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with an Eligible Employee or Director which expressly provides for the acceleration in vesting of an outstanding Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant or Cash Bonus Incentive or for the extension of the deadline to exercise any rights under an outstanding Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant or Cash Bonus Incentive, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant or Cash Bonus Incentive and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Option, Stock Appreciation Right or Cash Bonus Incentive was granted or the Stock Grant, Stock Unit Grant or Cash Bonus Incentive was made.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

ROCK-TENN COMPANY

By:

Date:

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 27, 2012.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/RKT
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The board of directors recommends a vote for all the nominees listed and for proposals 2, 3 and 4.

1. To elect six Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Ralph F. Hake	☐	☐	02 - Terrell K. Crews	☐	☐	03 - Timothy J. Bernlohr	☐	☐

04 - James A. Rubright	☐	☐	05 - Bettina M. Whyte	☐	☐	06 - James E. Young	☐	☐

For	Against	Abstain		For	Against	Abstain

2.    To adopt and approve an amendment and restatement of the Rock-Tenn Company 2004 Incentive Stock Plan to increase by 3,300,000 the number of shares of our Class A Common Stock available for equity awards under the plan, to increase the term of the plan for ten additional years and to provide that a change in control under the Rock-Tenn Company 2004 Incentive Stock Plan will not in the case of certain transactions be deemed to have occurred until the applicable transaction has been consummated rather than merely approved by the shareholders.

☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company.	☐	☐	☐
			4. An advisory vote on executive compensation. 5. To transact any other business that properly comes before the annual meeting or any adjournment of the annual meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please be sure to sign and date the proxy. Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If a corporation submits this proxy, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please have it signed in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ROCK-TENN COMPANY

PROXY FOR CLASS A COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 27, 2012

The undersigned hereby appoints James A. Rubright and Robert B. McIntosh and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 27, 2012 at 9:00 a.m., Eastern time, at the Grand Hyatt Atlanta, 3300 Peachtree Road, N.E., Atlanta, GA 30305, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Unless you are voting via the Internet or by telephone, please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting on January 27, 2012. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy or voted via the Internet or by telephone.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTER.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxy card must be signed and dated on the reverse side.

(Continued on other side)